UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                    )

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CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

April 12, 2017

Dear Stockholder,

You are cordially invited to attend the annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) to be held at 4685 MacArthur Court, Suite 350 Newport Beach, California 92660 or accessed virtually at www.virtualshareholdermeeting.com/CLNE, on Wednesday, May 24, 2017, at 9:00 a.m. Pacific Time.

The accompanying notice of Annual Meeting and proxy statement include the agenda for the Annual Meeting, explain the matters that will be discussed and voted on at the Annual Meeting and provide certain other information about our Company.

For the Annual Meeting, we are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering our printing and delivery costs and reducing the environmental impact of the Annual Meeting.

Your vote is very important. Please vote as promptly as possible. Thank you for supporting our Company.

Sincerely,

MITCHELL W. PRATT
Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2017

The annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) will be held at 4685 MacArthur Court, Suite 350, Newport Beach, California 92660 or accessed virtually at www.virtualshareholdermeeting.com/CLNE, on Wednesday, May 24, 2017, at 9:00 a.m. Pacific Time for the following purposes:

1.	To elect nine directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017;

3.	To hold an advisory, non-binding vote to approve executive compensation;

4.	To hold an advisory, non-binding vote on the frequency with which stockholders will vote on executive compensation (once every one, two or three years); and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement that accompanies this notice.

The Company’s Board of Directors has fixed the close of business on April 4, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices for a period of 10 days prior to the Annual Meeting.

By order of the Board of Directors,

Dated: April 12, 2017	MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2017 PROXY STATEMENT

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2017 PROXY STATEMENT

General Information

The board of directors (“Board”) of Clean Energy Fuels Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), is providing this proxy statement (“Proxy Statement”) and all other proxy materials to you in connection with the solicitation of proxies for use at our 2017 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at 4685 MacArthur Court, Suite 350, Newport Beach, California 92660 or accessed virtually at www.virtualshareholdermeeting.com/CLNE, on Wednesday, May 24, 2017, at 9:00 a.m. Pacific Time (“PT”), or any adjournment or postponement thereof, for the purposes stated in this Proxy Statement. Stockholders are being asked to vote at the Annual Meeting on the following four proposals: (1) the election of nine directors to the Board; (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; (3) the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules; (4) the approval, on an advisory, non-binding basis, of the frequency with which stockholders will vote on executive compensation (once every one, two or three years); and (5) such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. This Proxy Statement summarizes the information that you need to know in order to vote on these proposals in an informed manner.

Use of the Internet

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials, including this Proxy Statement and our annual report for the year ended December 31, 2016 (“Annual Report”), on the Internet. Accordingly, on or about April 14, 2017, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all of the Company’s stockholders of record and beneficial owners as of the record date for the Annual Meeting. The Notice will include instructions on how you may access the proxy materials for the Annual Meeting at www.proxyvote.com. Stockholders will not receive printed copies of the proxy materials for the Annual Meeting unless they request them, in which case printed copies of the proxy materials and a paper proxy card will be provided at no charge. Any stockholder may request to receive the proxy materials for the Annual Meeting in printed form by mail or electronically by e-mail on an ongoing basis until the one-year anniversary of the date of the Annual Meeting by following the instructions in the Notice. We encourage you to take advantage of the availability of the Company’s proxy materials on the Internet in order to lower our printing and delivery costs and help reduce the environmental impact of the Annual Meeting.

Additionally, we have elected this year to make the Annual Meeting accessible to our stockholders virtually via the Internet. Stockholders who choose to access the Annual Meeting virtually via the Internet will be able to attend and participate in the Annual Meeting to the same extent as stockholders who physically attend the Annual Meeting in person, including the ability to vote and/or submit questions. We believe this virtual access to the Annual Meeting will encourage more active stockholder engagement and participation in the Annual Meeting, as it will enable more stockholders to attend the Annual Meeting. Stockholders who wish to attend and participate in the Annual Meeting virtually may do so by accessing a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CLNE. Please see “Attending the Annual Meeting” below for further information about attending the Annual Meeting in person or virtually via the Internet.

Record Date and Outstanding Shares

All stockholders that owned our common stock at the close of business on April 4, 2017, the date which has been fixed by the Board as the record date, are entitled to vote at the Annual Meeting. On the record date, 150,492,443 shares of our common stock were outstanding.

Voting Rights and Quorum Requirement

Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the Annual Meeting. The proxy card indicates the number of shares of our common stock that you own. We will have the required quorum to conduct the business of the Annual Meeting if holders of a majority of the outstanding shares of our common stock as of the record date are present in person or represented by proxy at the Annual Meeting. Pursuant to our amended and restated bylaws, abstentions and broker non-votes, discussed under “Voting Requirements” below, will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Voting Requirements

Generally, broker non-votes occur when shares held in “street name” (that is, shares held by a broker, bank, or other nominee for a beneficial owner) are not voted with respect to a particular proposal because the broker, bank or other nominee has not received voting instructions from the beneficial owner and lacks discretionary power to vote the shares with respect to the proposal without such instructions. A broker, bank or other nominee is only entitled to vote shares held for a beneficial owner without receiving voting instructions from the beneficial owner on matters that are deemed to be “routine.” For the Annual Meeting, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) is expected to be a “routine” matter. On the other hand, a broker, bank or other nominee is not entitled to vote shares held for a beneficial owner without receiving voting instructions from the beneficial owner on matters that are deemed to be “non-routine.” For the Annual Meeting, the election of directors (Proposal 1), the proposal to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules (Proposal 3), and proposal to approve, on an advisory, non-binding basis, the frequency with which stockholders will vote on executive compensation (once every one, two or three years) (Proposal 4) are “non-routine” matters. As a result, if you hold your shares in street name, it is important that you give your broker, bank or other nominee specific voting instructions if you want your vote to count for any of these “non-routine” proposals at the Annual Meeting. Pursuant to our amended and restated bylaws, broker non-votes and abstentions will not be included in the number of shares represented and entitled to vote with respect to the proposal for which they occur. As a result, broker non-votes and abstentions will not be counted for purposes of determining whether stockholder approval of any individual proposal has been obtained.

Directors will be elected by a plurality of votes cast by shares present in person or represented by proxy at the Annual Meeting, meaning that the nominees receiving the highest number of votes up to the number of directors to be elected at the Annual Meeting (nine) will be duly elected as directors. Additionally, the proposal to approve, on an advisory, non-binding basis, the frequency with which stockholders will vote on executive compensation (once every one, two or three years) will be determined by a plurality of the votes cast on the proposal by shares present in person or represented by proxy at the meeting, meaning that the frequency that receives the highest number of votes will be deemed the choice of our stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the votes on these proposals. The proposals to ratify the appointment of KPMG LLP as our independent registered public accounting firm and to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, must each be approved by the affirmative vote of a majority of the votes cast for the proposal by shares present in person or represented by proxy at the Annual Meeting. As a result, abstentions, if any, will have no effect on the outcome of the votes on these proposals, broker non-votes are not expected to occur on the vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm, and broker non-votes, if any, will have no effect on the outcome of the vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Below is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:

Proposal	Vote Required	Routine vs. Non-Routine Matter	Effect of Abstentions and Broker Non-Votes
1: Election of Directors	Plurality of Votes Cast	Non-Routine	No effect
2: Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast	Routine	Abstentions will have no effect Broker non-votes are not expected to occur
3: Advisory Vote on Executive Compensation	Majority of Votes Cast	Non-Routine	No effect
4: Advisory Vote on Frequency of Vote on Executive Compensation	Plurality of Votes Cast	Non-Routine	No effect

How to Vote

Stockholders of Record

If you are a stockholder of record entitled to vote at the Annual Meeting, you may vote in any one of the following four ways:

●	In Attendance. If you attend the Annual Meeting in person or virtually via webcast, you may vote at the Annual Meeting. If you attend the Annual Meeting in person, we will provide you a voting ballot when you arrive. If you attend the Annual Meeting virtually via webcast, please follow the instructions for voting online during the Annual Meeting at www.proxyvote.com.

●	By Mail. If you request that printed copies of the proxy materials for the Annual Meeting be delivered to you by mail, you may vote by proxy by completing the proxy card provided with these proxy materials and mailing it in the envelope provided.

●	By Telephone. You may vote by proxy by telephone by calling the toll-free number found on the proxy card for the Annual Meeting.

●	On the Internet. You may vote by proxy on the Internet at the website www.proxyvote.com by following the instructions in the Notice.

Votes submitted by telephone or on the Internet must be received by 11:59 p.m. Eastern Time on Tuesday, May 23, 2017 to be counted. Votes submitted during the Annual Meeting by stockholders attending the meeting in person or virtually via webcast and votes submitted by mail must be received no later than the close of voting at the Annual Meeting to be counted.

Once you have submitted your proxy by mail or telephone or on the Internet, you may revoke it at any time before it is voted at the Annual Meeting. You may revoke your proxy in any one of the following three ways:

●	Later-Dated Proxy. You may submit another proxy marked with a later date (which will automatically revoke an earlier-dated proxy) by mail or telephone or on Internet until the applicable deadline for each method.

●	Written Notification. You may send or otherwise deliver written notification to the attention of our Corporate Secretary at the address of our principal executive offices that you wish to revoke your proxy before it is voted at the Annual Meeting.

●	In Attendance. You may vote at the Annual Meeting, whether you attend in person or virtually via webcast (which, in either case, will automatically revoke an earlier-provided proxy).

Beneficial Owners of Shares Held in Street Name

You are a beneficial owner of shares held in street name if, at the close of business on the record date for the Annual Meeting, your shares were held by a broker, bank or other nominee and not in your name. As the beneficial owner of your shares, you have the right to instruct your broker, bank or other nominee on how to vote these shares at the Annual Meeting. As a result, if you are a beneficial owner of shares held in street name, you should follow the instructions provided by your broker, bank or other nominee regarding how to vote your shares and how to revoke a previously submitted proxy.

If your shares are held in street name and you wish to attend and vote at the Annual Meeting, then you must bring certain additional items with you in order to gain admission to the Annual Meeting, as described under “Attending and Voting at the Annual Meeting” below.

Attending and Voting at the Annual Meeting

All stockholders that owned our common stock at the close of business on the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. Stockholders may attend and participate in the Annual Meeting in person at the physical address for the meeting or by accessing a live webcast of the meeting at www.virtualshareholdermeeting.com/CLNE. Even if you plan to attend the meeting, you are encouraged to vote on the Internet, by telephone or by mail prior to the Annual Meeting, to ensure that your vote will be counted. Please see “How to Vote” above for voting instructions.

To attend and participate in the Annual Meeting in person, stockholders should arrive at the address for the meeting early for registration, which will begin at 8:30 a.m. PT. If you attend the Annual Meeting in person, you may be asked to present valid picture identification, such as a driver’s license or passport. Additionally, if you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a copy of a brokerage statement reflecting your ownership of our common stock as of the record date, as well as a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record. Contact your broker, bank or other nominee for more information about how to obtain a legal proxy.

To attend and participate in the Annual Meeting virtually, stockholders will need to access the live webcast of the meeting. To do so, stockholders of record will need to use their 16-digit control number provided in the Notice to log into www.virtualshareholdermeeting.com/CLNE, and beneficial owners whose stock is held in street name will need to follow the instructions provided by their broker, bank or other nominee. Further instructions on how to attend, participate in and vote at the Annual Meeting via webcast, including how to demonstrate your ownership of our common stock as of the record date, are available at www.proxyvote.com. The webcast of the Annual Meeting begins at the same time as the Annual Meeting, and we encourage stockholders to log in and access the webcast prior to its start time.

Submitting your vote prior to the Annual Meeting will not affect your right to vote at the Annual Meeting should you decide to attend; however, your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. In order to do so, you must submit a completed ballot at the Annual Meeting if attending in person or an online vote during the webcast of the Annual Meeting if attending virtually, in each case reflecting your new vote.

Tabulation of Votes

The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us by the applicable deadline specified under “How to Vote” above. If no instruction is given on a proxy that is properly executed and received by us, then the proxy will be voted “for” each nominee for director (Proposal 1); “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2); “for” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules (Proposal 3); and “for” once every one year as the frequency with which stockholders will vote, on an advisory, non-binding basis, on executive compensation (Proposal 4). In addition, the individuals that we have designated as proxies for the Annual Meeting will have discretionary authority to vote for or against any other matter presented at the Annual Meeting. In the event that the Annual Meeting is adjourned or postponed, your proxy will still be effective and will be voted at the rescheduled Annual Meeting. In that case, you will still be able to change or revoke your proxy until it is voted.

Solicitation

This solicitation is made by our Board, and we will bear the entire cost of soliciting proxies, including the costs of preparation, assembly, printing and mailing of the Notice, any printed copies of this Proxy Statement, the proxy card, the Annual Report or our other proxy materials that may be requested by stockholders, and any additional information that we may elect to furnish to stockholders. We will provide copies of solicitation materials to brokers, banks and other nominees holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners that have requested printed materials. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the Notice and the solicitation materials made available on the Internet or via e-mail or in print to those who request copies, but may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, executive officers or other employees. No additional compensation will be paid to these individuals for these services. In addition, we have not engaged employees for the specific purpose of soliciting proxies or a proxy solicitation firm to assist us in soliciting proxies, but we may elect to engage and pay the cost of such employees or such a proxy solicitation firm at any time.

Results of the Annual Meeting

Preliminary results will be announced at the Annual Meeting. Final results will be reported in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in such a Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Stockholder Proposals for 2018 Annual Meeting

Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and intended to be presented at our 2018 annual meeting of stockholders and considered for inclusion in our proxy materials for that meeting must be received by us no later than December 15, 2017 if our 2018 annual meeting is held between April 24, 2018 and June 22, 2018 or, if our 2018 annual meeting is not held within these dates, a reasonable time before we begin to print and send our proxy materials for the meeting. Additionally, our amended and restated bylaws provide that a stockholder must have given timely written notice to us of any proposal that is sought to be considered for inclusion in our proxy materials. To be timely for our 2018 annual meeting of stockholders, a stockholder’s written notice must be delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices no earlier than October 16, 2017 and no later than December 15, 2017 if our 2018 annual meeting is held between April 24, 2018 and June 22, 2018 or, if our 2018 annual meeting is not held within these dates, no later than the close of business on the later of (1) the 90th day prior to the date of our 2018 annual meeting or (2) the 10th day following the date on which we first make public announcement of the date of our 2018 annual meeting. A stockholder’s notice to us must also comply with all other requirements of Rule 14a-8 in all respects, including delivery of proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), and must set forth, as to each proposal the stockholders seeks to bring before the meeting, all of the information required by our amended and restated bylaws.

Director Nominations or Stockholder Proposals to be Brought Before an Annual Meeting But Not Included in Our Proxy Materials

Our amended and restated bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting but not sought to be included in our proxy materials for the meeting, the stockholder must have given timely written notice of the proposal or nomination to us. To be timely for our 2018 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 23, 2018 and March 25, 2018 if our 2018 annual meeting is held between April 24, 2018 and June 22, 2018 or, if our 2018 annual meeting is not held within these dates, between the 60th day and 90th day before the date the meeting is held or no later than the 10th day following the date on which we first make public announcement of the date of our 2018 annual meeting if we publicly announce this date less than 70 days before the date of the meeting. A stockholder’s notice to the Company must set forth, as to each director nominee or other proposal the stockholder proposes to bring before our 2018 annual meeting, all of the information required by our amended and restated bylaws. We will not entertain any director nominations or other proposals at the Annual Meeting or at our 2018 annual meeting that do not meet the requirements set forth in our amended and restated bylaws. If we comply and the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such director nomination or other stockholder proposal.

Separate Copy of Annual Report or Other Proxy Materials

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if requested, this Proxy Statement and our Annual Report to multiple stockholders who share the same address, unless we have received contrary instructions from a stockholder. This procedure reduces the Company’s printing and mailing costs and other fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Additionally, upon written or oral request, we will deliver promptly a separate copy of the Notice, this Proxy Statement or the Annual Report to any stockholder at a shared address to which we have delivered a single copy of these documents. To receive a separate copy of the Notice, this Proxy Statement or the Annual Report, write to the attention of Investor Relations at the address of our principal executive offices or call (949) 437-1000. Stockholders who share an address and receive multiple copies of the Notice, this Proxy Statement or the Annual Report may also request to receive a single copy of any such materials by following the instructions provided above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The two tables below show the beneficial ownership of certain persons. We have determined beneficial ownership as shown in these tables in accordance with the rules of the SEC. Except as indicated by the footnotes to these tables, we believe, based on the information furnished to us, that the persons and entities named in these tables have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

Applicable percentage ownership as shown in the two tables below is based on 150,492,443 shares of our common stock outstanding on April 4, 2017. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of our common stock (i) subject to stock options held by that person that are currently exercisable or exercisable within 60 days after April 4, 2017, (ii) subject to restricted stock units (“RSUs”) held by that person that are subject to vesting and settlement within 60 days after April 4, 2017, and (iii) underlying convertible notes held by that person that are currently convertible or convertible within 60 days after April 4, 2017. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows the amount of common stock, our only outstanding class of voting securities, beneficially owned by each holder of more than 5% of the outstanding shares of our common stock except for Mr. T. Boone Pickens, one of our founders and a member of our Board, whose beneficial ownership is included in the second table below.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Vanguard(1) 100 Vanguard Malvern, PA 19355	8,897,487	5.9%

(1)	Based on a Schedule 13G/A filed on February 10, 2017, as of December 31, 2016, The Vanguard Group (“Vanguard”) may be deemed to beneficially own an aggregate of 8,897,487 shares of common stock. Each of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”) is a wholly-owned subsidiary of Vanguard and the beneficial owner of certain of these shares of common stock as a result of its serving as investment manager of collective trust accounts or Australian investment offerings. F. William McNabb III is the President and Chief Executive Officer of Vanguard.

The following table shows the amount of common stock, our only outstanding class of voting securities, beneficially owned on April 4, 2017 (unless otherwise indicated) by:

●	each of our named executive officers and current directors; and

●	all of our current executive officers and directors as a group.

The address of each beneficial owner listed in the following table is c/o Clean Energy Fuels Corp., 4675 MacArthur Court, Suite 800, Newport Beach, California 92660.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	%
Directors and Named Executive Officers:
T. Boone Pickens(1)	16,246,130	10.6%
Andrew J. Littlefair(2)	2,491,412	1.6%
Robert M. Vreeland(3)	133,200	*
Mitchell W. Pratt(4)	1,282,317	*
Peter J. Grace(5)	319,531	*
Barclay F. Corbus(6)	1,027,378	*
John S. Herrington(7)	481,106	*
Warren I. Mitchell(8)	398,215	*
Kenneth M. Socha(9)	307,903	*
James C. Miller III(10)	233,456	*
Vincent C. Taormina(11)	351,140	*
James E. O’Connor(12)	160,625	*
Stephen A. Scully(13)	147,625	*
All current executive officers and directors as a group (13 persons)(14)	23,580,038	14.9%

*	Represents less than 1%.

(1)	Beneficial ownership consists of (a) 745,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, (b) 2,531,645 shares of common stock issuable upon conversion of $40,000,000 in principal amount of our outstanding 7.5% convertible notes due 2019 and 2020, and (c) 12,969,485 shares of outstanding common stock held directly. As of April 4, 2017, 12,969,485 outstanding shares held by Mr. Pickens, representing 8.6% of our issued and outstanding shares of common stock, are pledged as collateral to or held in margin accounts with financial institutions.

(2)	Beneficial ownership consists of (a) 1,496,276 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 995,136 shares of outstanding common stock held directly.

(3)	Beneficial ownership consists of (a) 107,800 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 25,400 shares of outstanding common stock held directly.

(4)	Beneficial ownership consists of (a) 863,229 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017 and held directly or by the Pratt Family Trust, over which Mr. Pratt possesses voting and investment control, and (b) 419,088 shares of outstanding common stock held directly or by the Pratt Family Trust.

(5)	Beneficial ownership consists of (a) 288,631 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, (b) 20,900 shares of outstanding common stock held directly and (c) 10,000 shares of common stock held by Mr. Grace’s spouse.

(6)	Beneficial ownership consists of (a) 745,273 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 282,105 shares of outstanding common stock held directly or by an individual retirement account for the benefit of Mr. Corbus.

(7)	Beneficial ownership consists of (a) 315,615 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017 and held directly or by the J&L Herrington 2002 Family Trust, over which Mr. Herrington possesses voting and investment control, and (b) 165,491 shares of outstanding common stock held by the J&L Herrington 2002 Family Trust.

(8)	Beneficial ownership consists of (a) 308,115 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 90,100 shares of outstanding common stock held directly.

(9)	Beneficial ownership consists of (a) 194,638 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, (b) 30 shares of outstanding common stock held in a Uniform Transfers to Minors Act account for which Mr. Socha is the custodian and over which Mr. Socha possesses voting and investment control, and (c) 113,235 shares of outstanding common stock held directly.

(10)	Beneficial ownership consists of (a) 203,356 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 30,100 shares of outstanding common stock held directly or by a trust over which Mr. Miller possesses voting and investment control.

(11)	Beneficial ownership consists of (a) 235,615 shares of common stock subject to options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 115,525 shares of outstanding common stock held by the Vincent C. Taormina REV Intervivos Trust UAD 5/14/84, over which Mr. Taormina possesses voting and investment control.

(12)	Beneficial ownership consists of (a) 105,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 55,625 shares of outstanding common stock held by the James E. O’Connor Revocable Trust, over which Mr. O’Connor possesses voting and investment control.

(13)	Beneficial ownership consists of (a) 60,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017, and (b) 87,625 shares of outstanding common stock held by the Scully Family Trust, over which Mr. Scully possesses voting and investment control.

(14)	Beneficial ownership consists of (a) 8,200,193 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after April 4, 2017 or issuable upon conversion of outstanding convertible notes, and (b) 15,379,845 shares of outstanding common stock held directly by our executive officers and directors, by individual retirement accounts for the benefit of a director or executive officer, by the spouse of a director or executive officer, or by trusts or a Uniform Transfers to Minors Act account over which an executive officer or director possesses voting and investment control.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board, acting pursuant to our amended and restated bylaws, has determined that the number of directors constituting the full Board shall be nine. The Board has, upon recommendation of our nominating and corporate governance committee, nominated Andrew J. Littlefair, Warren I. Mitchell, John S. Herrington, James C. Miller III, James E. O’Connor, T. Boone Pickens, Stephen A. Scully, Kenneth M. Socha and Vincent C. Taormina for election as members of the Board.

Each of the nominees is currently a director of our Company and was re-elected by our stockholders at our 2016 annual meeting of stockholders. Upon his re-election at the Annual Meeting, each director will serve a one-year term until a successor is elected and qualified at the next annual meeting of our stockholders or until such director’s earlier resignation or removal. During the course of a term, the Board may appoint a new director to fill any vacant seat. In that event, the newly appointed director would complete the term of the director he or she replaced or, if appointed to fill a vacancy caused by an increase to the size of the Board, serve until the next annual meeting of our stockholders. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by the Board, or if no nominee is proposed by the Board, a vacancy will occur.

We, as a matter of policy, encourage our directors to attend meetings of our stockholders, and in 2016, all of our directors attended our annual meeting. There are no family relationships between any director nominees or executive officers of our Company, except that Mr. Pickens became Mr. Grace’s father-in-law in November 2015, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Nominees for Director

You are being asked to vote on the nine director nominees listed below. The names of the director nominees, their ages as of January 31, 2017, their current positions and offices with our Company and other information about their backgrounds are shown below. All of these nominees are current members of our Board, and we believe each of them contributes to the Board’s effectiveness as a whole based on the wealth of executive leadership experience they bring to the Board as well as the other attributes, qualifications and skills described below.

Name of Director Nominee	Age	Position(s) and Office(s)
Andrew J. Littlefair	56	President, Chief Executive Officer and Director
Warren I. Mitchell	79	Chairman of the Board
John S. Herrington	77	Director
James C. Miller III	74	Director
James E. O’Connor	67	Director
T. Boone Pickens	88	Director
Stephen A. Scully	57	Director
Kenneth M. Socha	70	Director
Vincent C. Taormina	61	Director

Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair served as Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. Mr. Littlefair served on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the NASDAQ Global Market, from 2007 to June 2010. Mr. Littlefair has served on the board of directors of Hilltop Holdings Inc. (formerly PlainsCapital Corporation), a reporting company under the Exchange Act, since 2009. Mr. Littlefair earned a B.A. from the University of Southern California.

Mr. Littlefair brings to our Board his experience as a co-founder and the Chief Executive Officer of our Company, which gives him unique insight into our Company’s operations, challenges and opportunities.

Warren I. Mitchell has served as our Chairman of the Board and a director since May 2005. For over 40 years until his retirement in 2000, Mr. Mitchell worked in various positions at Southern California Gas Company, including as President beginning in 1990 and Chairman beginning in 1996. Mr. Mitchell currently serves as Chairman of the board of directors of The Energy Coalition, a non-profit organization devoted to education on energy management. Mr. Mitchell earned a B.S. and an M.B.A. from Pepperdine University and completed the Stanford Executive Program.

Mr. Mitchell brings to our Board extensive knowledge of the natural gas industry obtained during his long and distinguished career at the Southern California Gas Company, including his service as its President and Chairman. Mr. Mitchell also provides leadership to our Board, and remains actively involved in the energy industry through his role as Chairman of the Board of The Energy Coalition.

John S. Herrington has served as a director of our Company since November 2005. For over a decade, Mr. Herrington has been a self-employed businessman and attorney-at-law. From 1985 to 1989, Mr. Herrington served as the U.S. Secretary of Energy, and from 1983 to 1985, Mr. Herrington served as Assistant to the President for presidential personnel in the Reagan Administration. From 1981 to 1983, Mr. Herrington served as Deputy Assistant to the President and Assistant Secretary of the U.S. Navy. Mr. Herrington earned an A.B. from Stanford University and a J.D. and an LL.B. from the University of California, Hastings College of the Law.

Mr. Herrington brings to our Board a profound understanding of energy markets and policy gained during his service as the U.S. Secretary of Energy. Mr. Herrington also contributes the perspective of an entrepreneur, the legal insight of an attorney and the discipline of an officer in the U.S. Marine Corps.

James C. Miller III has served as a director of our Company since May 2006. Mr. Miller served on the board of governors of the United States Postal Service from April 2003 to December 2011 and as its chairman from January 2005 to 2008. Mr. Miller has served on the board of directors of the Washington Mutual Investors Fund since October 1992 and served on the board of directors of the J.P. Morgan Value Opportunities Fund from December 2001 to January 2014. From 1981 to 1985, Mr. Miller was Chairman of the U.S. Federal Trade Commission in the Reagan Administration, and also served as Director of the U.S. Office of Management and Budget from 1985 to 1988. In 2017, Mr. Miller began serving as a Senior Fellow of the Administrative Conference of the United States, an independent federal agency dedicated to improving the administrative process through consensus-driven applied research, providing nonpartisan expert advice and recommendations for improvement of federal agency procedures. Mr. Miller earned a B.B.A. from the University of Georgia and a Ph.D. from the University of Virginia.

Mr. Miller brings to the Board significant financial expertise and extensive knowledge of regulatory affairs gained during his service on the board of governors of the United States Postal Service, as Chairman of the U.S. Federal Trade Commission and as Director of the U.S. Office of Management and Budget. Mr. Miller also contributes financial acumen and experience dealing with large and financially complex organizations.

James E. O’Connor has served as a director of the Company since September 2011. Mr. O’Connor has more than 30 years of experience in the waste industry. He was most recently a senior executive at Republic Services where he served as Chief Executive Officer from December 1998 to January 2011 and as Chairman of the Board from January 2003 to May 2011. From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management—North America from 1991 to 1992 and Vice President—Southeastern Region from 1987 to 1991. Mr. O’Connor is a member of the board of directors of the Canadian National Railway Company, a Canadian company publicly traded on the New York Stock Exchange, and Casella Waste Systems, Inc., a reporting company under the Exchange Act. Mr. O’Connor earned a B.A. from DePaul University.

Mr. O’Connor brings to our Board substantial executive leadership experience, including his service as Chairman and Chief Executive Officer of a public company, along with extensive knowledge of, and key business contacts in, the refuse industry.

T. Boone Pickens has served as a director of our Company since June 2001 and founded Pickens Fuel Corp. in 1996. Mr. Pickens has served as the Chairman and Chief Executive Officer of BP Capital, L.P., a private investment firm focused on investments in the energy sector, since he founded the company in 1996, and is also active in management of the BP Capital Equity Fund and BP Capital Commodity Fund, which are privately-held investment funds. From October 2005 to March 2015, Mr. Pickens served on the board of directors of EXCO Resources, Inc., a publicly traded energy company. Mr. Pickens was the founder of Mesa Petroleum Company, an oil and gas company, and served as the Chief Executive Officer and a director of the company and its successors from 1956 to 1996. Mr. Pickens earned a B.S. from Oklahoma State University.

Mr. Pickens brings to our Board his experience as an energy industry entrepreneur, legendary deal-maker and unparalleled advocate on U.S. energy policy, as well as his knowledge of our Company based on his position as a co-founder.

Stephen A. Scully has served as a director of our Company since January 2014. Mr. Scully was founder and President of the Scully Companies, a California-based truck leasing and specialized contract carriage provider. He started the Scully Companies immediately after graduating from the University of Southern California in 1981 and subsequently sold it to Ryder System in January 2011. The Scully Companies was the largest independent asset based logistics provider in the western United States. Since selling the Scully Companies, Mr. Scully has been a private investor. Additionally, he was the Chairman of the Board of the National Truck Leasing System from 1999 to 2010, a board member of the Truck Rental and Leasing Association from 1990 to 1999, a board member of Ameriquest Transportation and Logistics Resources from 2007 to 2008 and is a former member of the California Trucking Association.

Mr. Scully brings to our Board the insight of a successful entrepreneur and operator, as well as extensive knowledge of the trucking industry gained through building the Scully Companies, a truck leasing and specialized contract carriage provider, into the largest independent asset-based logistics provider in the western United States.

Kenneth M. Socha has served as a director of our Company since January 2003. From 1995 until his retirement at the end of 2014, Mr. Socha served as a Senior Managing Director of Perseus, L.L.C., a private equity fund management company. Previously, Mr. Socha practiced corporate and securities law as a partner in the New York office of Dewey Ballantine. Mr. Socha earned an A.B. from the University of Notre Dame and a J.D. from Duke University Law School.

Mr. Socha brings to our Board legal insight gained during his distinguished legal career and the perspective and financial acumen of a highly successful private equity investor gained during his tenure as a Senior Managing Director of Perseus, L.L.C.

Vincent C. Taormina has served as a director of our Company since April 2008. Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California’s largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly-held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served and continues to serve as a consultant to Republic Services and is a private investor. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.

Mr. Taormina brings to our Board the perspective of a highly successful entrepreneur and industry leader in the refuse and recycling industry.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

Although our amended and restated bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, we are submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of the appointment of KPMG LLP, the audit committee of the Board will consider whether to retain the firm. Even if our stockholders ratify the appointment of KPMG LLP, the audit committee of the Board may choose to appoint a different independent registered public accounting firm at any time during the year if the committee determines that such a change would, in its judgment, be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the aggregate fees billed to us for services rendered by KPMG LLP during the periods presented:

	Year Ended December 31,
	2015 ($)	2016 ($)
Audit Fees(1)	1,373,625	1,453,247
Audit-Related Fees(2)	—	—
Tax Fees(3)	292,439	6,528
All Other Fees(4)	—	—
Total	1,666,064	1,459,775

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports, the audit of our internal control over financial reporting, audits of stand-alone financial statements of certain of our subsidiaries, professional services rendered in connection with our filing of various registration statements (such as registration statements on Form S-8 and Form S-3, including related comfort letters) and other services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. KPMG LLP rendered no such services for us in 2015 or 2016.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). In 2015 and 2016, these services consisted of assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All other fees consist of fees billed for products and services other than the services described in notes (1), (2) and (3) above. KPMG LLP rendered no such services for us in 2015 or 2016.

Pre-Approval Policies and Procedures

Pursuant to our audit committee charter, all audit and permitted non-audit and tax services, as well as the fees and terms of such services, that are provided by our independent registered public accounting firm are pre-approved by the audit committee of the Board. In considering such services for approval, the audit committee considers whether the provision of the services is compatible with maintaining the independence of our independent registered public accounting firm.

All services provided by KPMG LLP in 2015 and 2016 were pre-approved by the audit committee. Additionally, the audit committee has considered the role of KPMG LLP in providing services to us in 2015 and 2016 and has concluded that such services are compatible with its independence as our independent registered public accounting firm.

OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under “Compensation Discussion and Analysis” below, our executive compensation program is designed to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and certain peer companies. Under this program, determinations regarding each named executive officer’s compensation are based on, among other factors, the individual’s performance and contribution to our strategic plans and other business objectives; the Company’s performance and business conditions; general industry benchmarks and trends, including the compensation practices of the Compensation Peer Group; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay; the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience. Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. We believe that the compensation of our named executive officers is appropriate and serves to both incentivize and retain our highly skilled executive leadership team. Attracting, retaining and motivating key executives is crucial to our success. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific component of compensation, but rather relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included therein.”

This say-on-pay proposal is being provided as required by Section 14A of the Exchange Act, and is advisory and therefore not binding on the Company, the compensation committee or our Board in any way. Our Board and our compensation committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT
PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC

PROPOSAL 4

ADVISORY, NON-BINDING VOTE TO APPROVE THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation (see Proposal 3 of this Proxy Statement), the Dodd-Frank Act also enables our stockholders to vote, on an advisory, non-binding basis, for their preference as to how frequently we should seek an advisory vote on executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct an advisory vote on executive compensation once every one, two or three years. This proposal, commonly known as a “say-on-frequency” proposal, is required at least once every six years beginning with our 2011 annual meeting of stockholders, and as such, is again required at the Annual Meeting.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs once every one year is the most appropriate frequency for the Company going forward, and therefore our Board recommends that you vote for a one-year interval for future advisory votes on executive compensation. In formulating its recommendation, the Board noted the Company’s current practice of holding an advisory vote on executive compensation once every two years, consistent with the Board’s recommendation and the say-on-frequency vote of our stockholders at our 2011 annual meeting, and considered, among other factors, that a one-year interval for future advisory votes on executive compensation would allow our stockholders to provide us with their direct input every year on our compensation philosophy, policies and practices as disclosed in our proxy statement. As a result, we believe that an annual advisory vote on executive compensation will enhance stockholder communication by providing a clear, simple means to obtain information on investor sentiment about our executive compensation on a more frequent basis.

You may cast your vote on your preferred voting frequency by choosing the option of every one, two or three years, or you may abstain from voting on this proposal. In accordance with our Board’s recommendation as described above, we ask that our stockholders vote for once every “ONE YEAR” in response to the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders determine, on an advisory, non-binding basis, whether the preferred frequency of an advisory, non-binding vote on the executive compensation of the Company’s named executive officers, as disclosed in in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, should be once every one year, two years or three years.”

This say-on-frequency proposal is being provided as required by Section 14A of the Exchange Act, and is advisory and therefore not binding on the Company, the compensation committee or our Board in any way. Although the Board may decide that it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation with a different frequency than is approved by our stockholders, the Board and our compensation committee value the opinions of our stockholders and will consider the results of this proposal in making its decision.

OUR BOARD RECOMMENDS A VOTE FOR ONCE EVERY “ONE YEAR”
AS THE FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that Messrs. Mitchell, Herrington, Miller, O’Connor, Scully, Socha and Taormina meet the independence requirements under Marketplace Rule 5605(a)(2) of The NASDAQ Stock Market LLC (“NASDAQ”).

Board Leadership Structure

The Board has determined that our current structure of separating the roles of Chairman of the Board and Chief Executive Officer is in the best interests of the Company and our stockholders. Mr. Mitchell has served as Chairman of the Board since May 2005, and Mr. Littlefair has been the Chief Executive Officer of the Company since June 2001. As Chairman of the Board, Mr. Mitchell focuses on organizing Board activities to enable the Board to effectively provide guidance to and oversight (including risk oversight) and accountability of management. The Chairman of the Board, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction regarding Board needs, interests and opinions, and ensures that the Board agenda is appropriately directed toward matters significant to the Company. Separating the roles of Chairman of the Board and Chief Executive Officer allows Mr. Littlefair, as Chief Executive Officer, to focus on carrying out the day-to-day direction and long-term strategic goals of the Company.

The functions of the Board are carried out by the full Board and, when delegated, by the Board’s committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

Board Committees

We have established an audit committee, compensation committee, nominating and corporate governance committee, derivative committee and stock option committee. Our Board also creates committees from time to time to approve financing transactions or other significant corporate transactions. Our Board and audit committee generally meet at least quarterly and our other committees meet on an as-needed basis. Each of the Board committees has the composition and responsibilities described below. Copies of the current charters of the audit committee, the compensation committee and the nominating and corporate governance committee, as adopted by the Board, are posted on our website at http://investors.cleanenergyfuels.com/corporate-governance.cfm.

Audit Committee

Our audit committee consists of four directors, John S. Herrington, James C. Miller III, Stephen A. Scully and Vincent C. Taormina, each of whom our Board has determined to be independent under Rule 10A-3(b)(1) under the Exchange Act and NASDAQ Marketplace Rules 5605(a)(2) and 5605(c)(2). The chair of the audit committee is Mr. Miller. Our Board has determined that Mr. Miller qualifies as an “audit committee financial expert” under the rules of NASDAQ and the SEC, and that each audit committee member has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the audit committee. The audit committee held five meetings in 2016.

We believe the functioning of our audit committee complies with all applicable requirements of the Sarbanes Oxley Act of 2002 and with all applicable NASDAQ and SEC rules. The functions of this committee include:

●	Appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm;

●	Assessing the independence of our independent registered public accounting firm;

●	Discussing our annual audited and quarterly financial statements and the conduct of each audit with management, our internal finance department and our independent registered public accounting firm;

●	Establishing procedures for employees to anonymously submit concerns regarding accounting or auditing matters;

●	Periodically reviewing with our independent registered public accounting firm and with management our financial reporting processes and internal controls;

●	Discussing our policies with respect to risk assessment and risk management; and

●	Reviewing, overseeing and approving all related-party transactions (as such term is defined in applicable SEC rules).

Compensation Committee

Our compensation committee consists of four directors, John S. Herrington, Warren I. Mitchell, James E. O’Connor and Kenneth M. Socha, each of whom our Board has determined to be independent under Rule 10C-1(b)(1) under the Exchange Act and NASDAQ Marketplace Rule 5605(a)(2) and taking into account the factors set forth in NASDAQ Marketplace Rule 5605(d)(2), a non-employee director as defined in Rule 16b-3 under the Exchange Act and an outside director as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (“Code”). The chair of the compensation committee is Mr. Mitchell. The compensation committee may designate one or more subcommittees, each subcommittee to consist of two or more members of the compensation committee, and may generally delegate its authority to any such subcommittee(s). The compensation committee held four meetings in 2016.

We believe the functioning of our compensation committee complies with all applicable NASDAQ and SEC rules. The functions of this committee include:

●	Reviewing and approving all of our compensation plans, policies and programs as they affect our executive officers;

●	Administering our equity incentive plans and employee stock purchase plans;

●	Retaining and assessing the independence of any compensation consultants or advisors;

●	Reviewing and approving the fees and other compensation paid to our directors;

●	Monitoring our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits; and

●	Overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of four directors, John S. Herrington, James E. O’Connor, Kenneth M. Socha, and Vincent C. Taormina, all of whom our Board has determined to be independent under NASDAQ Marketplace Rule 5605(a)(2). The chair of the nominating and corporate governance committee is Mr. Herrington. The nominating and corporate governance committee held two meetings in 2016.

We believe the functioning of our nominating and corporate governance committee complies with all applicable NASDAQ and SEC rules. The functions of this committee include:

●	Developing and recommending to the Board criteria to be used in screening and evaluating potential director candidates;

●	Reviewing, evaluating and recommending to the Board qualified director candidates;

●	Establishing and overseeing a policy for considering stockholder nominees for directors, and evaluating any such nominees;

●	Monitoring and reviewing any issues regarding director independence or involving potential conflicts of interest; and

●	Developing and recommending to the Board corporate governance guidelines and a code of ethics, and reviewing and recommending changes to these documents as appropriate.

Derivative Committee

Our derivative committee consists of three directors, Andrew J. Littlefair, James C. Miller III and Warren I. Mitchell. The chair of the derivative committee is Mr. Littlefair. The derivative committee did not meet in 2016.

The functions of the derivative committee include:

●	Formulating our derivative strategy and directing our derivative activities;

●	Engaging and meeting with advisors regarding our derivative strategy and activities; and

●	Making recommendations to the Board regarding our derivative strategy and activities.

Stock Option Committee

Our stock option committee consists of two directors, Andrew J. Littlefair and Warren I. Mitchell. Subject to certain restrictions, this committee is authorized to grant stock options and RSUs under the 2016 Performance Incentive Plan (“2016 Plan”) to new employees of the Company. The stock option committee held one meeting in 2016.

Meetings of the Board

Our Board held five meetings in 2016. Each director attended at least 75% of the total number of meetings of the Board and all applicable committees held in 2016. Our directors typically hold at least two executive sessions without management present each year, and held two such executive sessions in 2016.

Board Role in Risk Oversight

Risk is inherent in every business. We face a number of risks, including business, operational, strategic, competitive, financial, political, legislative, environmental and regulatory risks, as well as risks related to compensation, capital expenditures, derivative transactions, commodity-based exposures, acquisitions or other strategic transactions and financing and other liquidity matters. In general, our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management.

Members of management prepare regular reports for the Board and its committees that address the risks confronting our business, which are reviewed at Board and committee meetings. In its risk oversight role, the Board and each of its committees regularly discuss, internally and with management, the risks we face. These risks and policies are also reviewed and analyzed by our Board in an annual strategic planning session with members of senior management. Additionally, the Board considers the risks and vulnerabilities we face when granting authority to management and approving business strategies and particular transactions.

As part of its oversight function, the Board also monitors our risk management and corporate governance policies, including the day-to-day risk management processes designed and implemented by management, and generally evaluates how management operates our Company with respect to risk exposures.

The Board performs its risk oversight function in part through its committee structure, as follows:

●	The audit committee oversees management of risks related to our financial reporting and disclosure processes and accounting policies;

●	The compensation committee oversees management of risks related to our compensation practices and policies;

●	The nominating and corporate governance committee oversees management of risks related to Board processes and corporate governance matters; and

●	The derivative committee oversees management of risks related to the Company’s derivative activities, including fixed-price sales contracts and commodity hedging activity.

We believe our Board’s regular review and analysis of our risks and risk management policies, as well as the role of our independent Board committees in the Board’s performance of its risk oversight function, provide an appropriate level of independent oversight (including risk oversight) of our management.

Code of Ethics

We have adopted a written code of ethics applicable to our directors, officers and other employees in accordance with the rules of NASDAQ and the SEC. Our code of ethics sets forth policies with respect to the way we promote honest and ethical conduct in our dealing with our fellow employees, our customers, or other parties such as government entities or members of our community, and is designed to help our directors, officers and other employees recognize and respond to situations that may present ethical issues. The nominating and corporate governance committee reviews our code of ethics periodically, and may propose or adopt additions or amendments that it determines are required or appropriate. Our code of ethics is posted on our website at http://investors.cleanenergyfuels.com/corporate-governance.cfm.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines that set forth standards for director qualifications and responsibilities, Board committees, Board leadership structure, director compensation, Chief Executive Officer evaluation and management succession, Board self-evaluations, Board oversight of the Company’s strategic planning, and director and officer stock ownership, among other things. The nominating and corporate governance committee reviews our corporate governance guidelines periodically, and may propose or adopt additions or amendments that it determines are required or appropriate. Our corporate governance guidelines are posted on our website at http://investors.cleanenergyfuels.com/corporate-governance.cfm.

Director Stock Ownership Guidelines

We believe that it is important to encourage our directors to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our directors. These guidelines provide that each non-employee director is required to own shares of our common stock valued at $180,000. Such level of ownership must be attained by the last to occur of December 13, 2019 and five years after the date of initial election to the Board. Stock options are not counted toward satisfaction of the stock ownership requirements. Directors who attain the applicable stock ownership levels by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. Seven of our non-employee directors had satisfied these stock ownership guidelines as of the record date for the Annual Meeting, and we expect that all of our non-employee directors will satisfy these stock ownership guidelines prior to our 2018 annual meeting of stockholders.

We have also established stock ownership guidelines applicable to certain of our executive officers, which are described under “Compensation Disclosure and Analysis—Executive Stock Ownership Guidelines” below.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of Messrs. Herrington, Mitchell, O’Connor and Socha. No member of our compensation committee is a present or former executive officer or employee of the Company or any of its subsidiaries or has any relationship requiring disclosure below under “Certain Relationships and Related Party Transactions” below pursuant to applicable SEC rules. In 2016, no executive officer of our Company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Company’s compensation committee, (2) served as a director of another entity, one of whose executive officers served on our Company’s compensation committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Stockholder Communications with the Board

We have adopted a formal process by which stockholders and interested parties may communicate with our Board, which is posted on our website at http://investors.cleanenergyfuels.com/contactboard.cfm. This centralized process will assist the Board in reviewing and responding to stockholder and interested party communications in an appropriate manner. Communications to the Board must be in writing and either mailed to our Corporate Secretary at the address of our principal executive offices or delivered electronically via our website. The communication can be addressed to one or more individual directors or to the Board as a group, and the name of any specific intended recipient(s) should be noted in the communication. Communications submitted by postal mail may be anonymous. The Corporate Secretary typically reviews all such communications and will forward them to the Board or any identified individual director(s), unless any such communication is deemed to be, in the Corporate Secretary’s discretion, unrelated to the duties and responsibilities of the Board or unduly hostile, threatening, illegal or similarly unsuitable for Board consideration.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of the Board and recommending those candidates to our Board for nomination or appointment. Our nominating and corporate governance committee utilizes a variety of methods to identify and evaluate potential director candidates. Candidates may come to the attention of the nominating and corporate governance committee through current members of our Board, professional search firms, stockholders or other persons. These candidates may be evaluated and considered by our nominating and corporate governance committee at any point during the year.

Qualifications

Under its committee charter and our corporate governance guidelines, our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes an analysis of each member’s qualification as an independent director, as well as consideration of age and experience in the context of the needs of the Board. Pursuant to our corporate governance guidelines, a majority of our directors must meet the criteria for independence as required by NASDAQ, and no director may serve on more than three other public company boards of directors unless approved in advance by the Board.

Although we do not have a formal policy with respect to Board diversity, the nominating and corporate governance committee strives to assemble a board of directors that brings to our Company a variety of perspectives, skills, expertise and sound business understanding and judgment, derived from a broad range of business, professional, governmental, community involvement and natural gas and energy industry experience. The nominating and corporate governance committee assesses its consideration of diversity in identifying director candidates as part of its annual self-evaluation process.

Other than the foregoing, there are no stated minimum qualifications for director nominees, and the nominating and corporate governance committee may consider these factors and any such other factors as it deems appropriate. The nominating and corporate governance committee does, however, review the activities and associations of each potential director candidate to ensure there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on the Board. Additionally, the nominating and corporate governance committee recognizes that applicable NASDAQ and SEC rules provide that at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that the members of certain of our Board committees must satisfy enhanced independence criteria under applicable NASDAQ and SEC rules.

Stockholder Recommendations of Director Candidates

In accordance with its charter, our nominating and corporate governance committee is responsible for considering and evaluating properly submitted stockholder recommendations of candidates for Board membership. Following verification of full compliance with certain advanced notice requirements, which are set forth in our amended and restated bylaws and are summarized below, all such stockholder recommendations will be aggregated together and with any other director candidates proposed by other sources, for consideration and evaluation by our nominating and corporate governance committee. Stockholder recommendations that comply with these requirements will receive the same consideration by our nominating and corporate governance committee as is received by any other director candidate. In evaluating all director candidates, the nominating and corporate governance committee will consider, among other things, the director qualifications set forth in our corporate governance guidelines, which are described above.

In accordance with the requirements of our amended and restated bylaws, any stockholder recommendation of a director candidate must be made in writing and delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices within a specified time period before the annual meeting of stockholders at which the proposed director candidate is to be up for election. See “Stockholder Proposals for 2018 Annual Meeting” above for information about these time periods in connection with our 2018 annual meeting of stockholders. In addition, any such recommendation must include the following information:

(i)    as to each person whom the stockholder proposes to nominate for election or re-election as a director:

●	the name, age, business address and residence address of such person;

●	the principal occupation or employment of such person;

●	the class and number of shares of our capital stock that are beneficially owned by such person;

●	a description of all arrangements or understandings between the stockholder and such person and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

●	any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected);

(ii)   as to the stockholder making the recommendation, the name and address of record of the stockholder, the class and number of shares of the Company’s capital stock that are beneficially owned by the stockholder, any material interest of the stockholder in the nomination and any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in connection with his recommendation of a director candidate; and

(iii)  as to the stockholder making the recommendation and any Stockholder Associated Person (as defined below) or any member of such stockholder’s immediate family sharing the same household, (1) whether and the extent to which any Relevant Hedge Transaction (defined below) has been entered into by or on behalf of any such person, (2) whether and the extent to which any such person has direct or indirect beneficial ownership of any Derivative Instrument (defined below), (3) any rights to dividends on our shares owned beneficially by any such person that are separated or separable from the underlying shares, (4) any proportionate interest in our shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any such person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (5) any performance-related fees (other than an asset-based fee) to which any such person is entitled based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of the recommendation (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), where, for purposes of these requirements, the following terms have the following meanings:

●	A “Stockholder Associated Person” of any stockholder is (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

●	A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, any person with respect to any share of our stock; and

●	A “Derivative Instrument” is any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

We may also request that any proposed director candidate and any stockholder proposing a director candidate furnish us with such other information as may reasonably be required for our nominating and corporate governance committee to determine the eligibility of such proposed director candidate to serve as a director of our Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership of our common stock and changes in such ownership with the SEC. Based solely on a review of these reports furnished to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements in 2016.

INFORMATION ABOUT EXECUTIVE OFFICERS

The names of our executive officers, their ages as of January 31, 2017, their current positions and offices with our Company and, for each executive officer who is not also a member of our Board, other information about their backgrounds are shown below. We have entered into employment agreements with each of our executive officers, which are described under “Compensation Discussion and Analysis—Amended and Restated Employment Agreements” below, that establish, among other things, each executive’s term of office. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which such individual was or is selected as an officer of our Company.

Name	Age	Position(s) and Office(s) Held
Andrew J. Littlefair	56	President, Chief Executive Officer and Director
Robert M. Vreeland	55	Chief Financial Officer
Mitchell W. Pratt	57	Chief Operating Officer and Corporate Secretary
Peter J. Grace	67	Senior Vice President, Sales and Finance
Barclay F. Corbus	50	Senior Vice President, Strategic Development

Robert M. Vreeland has served as our Chief Financial Officer since November 2014. From 2012 to 2014, Mr. Vreeland served as our Vice President, Finance and Accounting. Prior to joining the Company, Mr. Vreeland was a consultant at RV CPA Services, PLLC, a provider of certified public accounting services. From 1997 to 2009, Mr. Vreeland held various finance and accounting positions at Hypercom, an electronic payment and digital transactions service provider, including Interim Chief Financial Officer, Senior Vice President and Corporate Controller, Senior Vice President, Operations, and Vice President of Financial Planning and Analysis. Prior to joining Hypercom, Mr. Vreeland spent 12 years at Coopers & Lybrand, an accounting firm that later merged to become PricewaterhouseCoopers. Mr. Vreeland earned a B.S. from Northern Arizona University and is a certified public accountant.

Mitchell W. Pratt was appointed Chief Operating Officer in December 2010 and has served as our Corporate Secretary since December 2002. Prior to being appointed as Chief Operating Officer, Mr. Pratt served as our Senior Vice President, Engineering, Operations and Public Affairs, from January 2006 to December 2010. From August 2001 to December 2005, Mr. Pratt served as our Vice President, Business Development & Public Affairs. From 1983 to July 2001, Mr. Pratt held various positions in sales and marketing, operations and public affairs at Southern California Gas Company. Mr. Pratt earned a B.S. from the California State University at Northridge and an M.B.A. from the University of California, Irvine.

Peter J. Grace has served as our Senior Vice President, Sales and Finance, since June 2010. From October 2005 to June 2010, he served as our Vice President, Leasing. Prior to joining the Company, Mr. Grace worked for companies in the commercial finance and leasing industry, serving as President of Churchill Technology Finance from 2001 to 2005 and Vice President of Cal First Leasing from 1993 to 2001. Mr. Grace earned a B.S. from Arizona State University.

Barclay F. Corbus has served as our Senior Vice President, Strategic Development, since September 2007. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co, an investment bank that managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Overstock.com, a publicly traded company. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis describes the material features of the compensation awarded to, earned by, or paid to each person who served as our principal executive officer (Andrew J. Littlefair) or principal financial officer (Robert M. Vreeland) in 2016, and the three most highly compensated executive officers who were serving as executive officers at the end of 2016 and who did not serve as our principal executive officer or principal financial officer (Mitchell W. Pratt, Peter J. Grace and Barclay F. Corbus, and together with Messrs. Littlefair and Vreeland, the “named executive officers”). This analysis also discusses our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices to administer such programs.

Business Highlights and Challenges

We are seeking to drive adoption of natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets. In executing this mission, we have experienced meaningful progress and significant challenges. For example, we believe our efforts have substantially contributed to the adoption of natural gas by the refuse market, in which approximately 55% of new vehicles ordered in 2016 were powered by compressed natural gas (“CNG”). But, due to factors that we believe are largely outside our control and that are further discussed below, adoption of natural gas as a vehicle fuel has been slower than we expected.

In 2016 we achieved, among others, the following highlights:

●	We reduced our convertible debt by $285 million;

●	We delivered 329 million gasoline gallon equivalents (“GGEs”) of CNG, liquefied natural gas (“LNG”) and renewable natural gas (“RNG”);

●	We delivered approximately 60 million GGEs of our Redeem™ RNG vehicle fuel, compared to 50 million GGEs delivered in 2015 and 20 million GGEs delivered in 2014. We believe we were the first company to commercially distribute fuel made from waste with the launch of Redeem, 100% of our CNG and LNG sold as vehicle fuel in California is Redeem, and we have expanded sales of Redeem to other states including Texas and Oregon. We believe Redeem is the cleanest transportation fuel available in the market today; and

●	We further reduced our selling, general and administrative expenses.

Key challenges in 2016 included, among others, the following:

●	The continuing low prices of oil and diesel fuel;

●	Our lower than expected sales of LNG and CNG;

●	Sales and deployments of natural gas vehicles not meeting our expectations;

●	The continuing higher cost of natural gas vehicles relative to comparable diesel and gasoline vehicles (principally due to the cost of the CNG and LNG storage systems); and

●	Increased competition.

We believe we are positioned to experience further growth in 2017, and we have adopted a strategic plan (the “Strategic Plan”) that sets meaningful objectives that we expect will continue to drive natural gas adoption as a vehicle fuel and expand our business in all of our key markets, while also conserving our capital and controlling our expenses.

Compensation Consultant

Since 2014, the compensation committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist the committee in performing its responsibilities. In the third quarter of 2016, the compensation committee instructed Semler Brossy to complete a full review the Company’s executive and director compensation programs within the context of the competitive market, including comparing the Company’s executive and director compensation components and levels with a group of selected peer companies. Semler Brossy was engaged by and reports solely to the compensation committee, and the compensation committee has the sole authority to approve the terms of the engagement. Semler Brossy did not provide any services to the Company in 2016 other than executive compensation consulting services provided to the compensation committee. Before engaging Semler Brossy, the compensation committee determined that Semler Brossy is independent after taking into consideration the factors set forth in Rule 10C-1 of the Exchange Act and NASDAQ Marketplace Rule 5605(d)(3).

Key 2016 and 2017 Pay Decisions

Key pay decisions for 2016 included the following:

●	The compensation committee did not change the base salary of any of our named executive officers from 2015 levels, except that Mr. Grace’s salary was increased to $450,000 because he no longer receives certain cash bonuses that he previously received based on the performance and results of our vehicle and station acquisition finance services;

●	Based on the compensation committee’s assessment of the Company’s performance with respect to the objectives set forth in our 2016 performance-based cash bonus plan, Mr. Littlefair received approximately 117% of his target (or “middle”) bonus and our other named executive officers received approximately 114% of their target (or “middle”) bonuses for 2016;

●	The compensation committee did not award any additional discretionary cash bonuses to our named executive officers for performance in 2016; and

●	In January 2016, the compensation committee granted RSUs and stock options to our named executive officers, primarily for retention and value-delivery purposes.

In the third quarter of 2016 and the first quarter of 2017, the compensation committee approved a variety of changes to the Company’s executive compensation program to begin with 2017 compensation, based in part on information provided by Semler Brossy in connection with its full review of our compensation programs in the third quarter of 2016. These changes include the following:

●	The base salaries of Messrs. Littlefair, Pratt, Grace and Corbus have not been increased for 2017, but the base salary of Mr. Vreeland has been increased to $378,000 for 2017 to be more consistent with base salaries paid to chief financial officers at certain peer companies;

●	Beginning with payments made under the Company’s performance-based cash bonus plan for performance in 2017, a portion of the awards granted under the bonus plan will be paid with equity awards rather than cash;

●	The performance measures under the Company’s performance-based cash bonus plan have been modified to include volume margin;

●	Equity award practices have been normalized, including a consistent schedule of annual awards, a consistent mix of equity award vehicles, and consistent award levels determined based on value in relation to total compensation levels of our executives and executives of certain peer companies; and

●	In line with the normalization of equity award practices, the compensation committee granted RSUs and stock options to our named executive officers in January 2017.

Compensation Program Objectives and Philosophy

Our compensation committee oversees the design and administration of our executive compensation program. The primary objectives of our executive officer compensation program are to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives, including the objectives set forth in our Strategic Plan, without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and certain peer companies.

To achieve these objectives, we maintain an executive compensation program that includes the following components: base salary, cash bonuses, equity incentives, and change in control and post-termination severance benefits. The compensation committee developed our executive compensation program by drawing on its experience and judgment in establishing programs it believes are appropriately rewarding and responsible for a growth company in a young and developing industry. The compensation committee reviews and evaluates our executive compensation program, including its objectives and the forms of compensation used to achieve these objectives, on at least an annual basis and adjusts the program as it deems appropriate, taking into account such factors it considers relevant in establishing an appropriate compensation program for our executives, including information provided by Semler Brossy.

Process for Determining Executive Compensation; 2017 Benchmarking

The compensation committee’s general practice is to establish the annual compensation levels for each of our executives in the beginning of each fiscal year, typically in our first quarter in connection with annual performance reviews. Performing this process after the end of the prior year allows the compensation committee to incorporate into its analysis information on the Company’s and each individual’s performance during the prior year and to conduct an assessment of each executive’s overall contributions to the Company. The compensation committee then compiles this information to establish annual base compensation and performance-related targets and to make adjustments to long-term incentives as appropriate.

In setting 2016 compensation, the compensation committee did not use tally sheets, internal pay equity studies, accumulated wealth analyses, benchmarking or similar tools. In setting 2017 compensation, however, the compensation committee considered the information provided by Semler Brossy in its full review of the Company’s compensation programs in the third quarter of 2016, which included reviews of compensation practices at a group of selected peer companies and general industry survey data regarding executive compensation practices at companies with a similar market capitalization as our Company.

Selecting a group of our peer companies can be challenging for many reasons, including primarily our belief that we are the only publicly traded company whose only line of business is to sell natural gas for use as a vehicle fuel. In selecting our peer companies for compensation purposes, our compensation committee generally sought to identify companies that are similar to us across a number of metrics and that, in the compensation committee’s view, compete with us for talent. As a result, with the assistance of Semler Brossy and with input from management, our compensation committee developed a group of peer companies consisting of stand-alone, publicly traded companies that are of a similar size as us based on revenue and market capitalization, have complex structures, and operate in our industry or in another heavily-regulated energy or non-mature industry. For 2017, the compensation committee selected the following companies as our peer companies for compensation purposes, which we refer to collectively as the “Compensation Peer Group.”

Aemetis, Inc.	Covanta Holding Corp.	Par Pacific Holdings, Inc.
AeroVironment, Inc.	Enphase Energy, Inc.	Plug Power, Inc.
Bill Barrett Corp.	EXCO Resources, Inc.	Power Solutions International, Inc.
Broadwind Energy, Inc.	FuelCell Energy, Inc.	Renewable Energy Group, Inc.
Callon Petroleum Co.	Green Plains, Inc.	Sanchez Energy Corp.
Chart Industries, Inc.	Halcon Resources Corp.	Stone Energy Corp.
Cheniere Energy, Inc.	Northern Oil & Gas, Inc.	W&T Offshore, Inc.
Clayton Williams Energy, Inc.	Pacific Ethanol, Inc.	Westport Fuel Systems, Inc.

The compensation committee used data about the Compensation Peer Group, as well as general industry survey data and other information provided by Semler Brossy, to serve as market reference points for certain 2017 compensation decisions, including decisions about the level of overall compensation and each compensation component, optimum pay mix and the relative competitive landscape of our executive compensation program. Based in part on this market comparison, the compensation committee approved several improvements to our overall executive compensation program for 2017, which are summarized under “Key 2016 and 2017 Pay Decisions” above and are described in more detail throughout this Compensation Discussion and Analysis. In general, these improvements seek to more closely align our mix of cash and equity compensation with practices of the Compensation Peer Group and with general industry trends, and to position our executive compensation such that the level of total compensation paid to our named executive officers is near the median of the total compensation paid to similar executives of the Compensation Peer Group. The compensation committee has targeted the median total compensation of executives of the Compensation Peer Group as a guideline market reference point for benchmarking because it believes this amount will allow us to attract and retain qualified executives who will help us execute our Strategic Plan and further our other corporate goals, manage our cash, equity and other resources and avoid promoting excessive risk-taking.

Actual compensation for our executives may vary from the guideline market reference point described above at any time and by any degree at the compensation committee’s discretion, as we believe benchmarking may not always be the most appropriate tool for setting compensation due to the aspects of our business and objectives that may be unique to us. Additionally, to the extent the compensation committee makes decisions in the future based on market reference points from the Compensation Peer Group, the compensation committee expects it would review and update the Compensation Peer Group and the underlying criteria used to select them as our business and industry evolve.

Review of Stockholder Say-on-Pay Votes

Consistent with the preference of our stockholders, which was expressed at our annual meeting of stockholders held in May 2011, our stockholders have the opportunity to cast an advisory vote on executive compensation, or a “say-on-pay” vote, once every two years, and the next such vote will occur at the Annual Meeting. At the Company’s annual meeting of stockholders held in 2015, our executive compensation received a favorable advisory vote from 93.3% of the votes cast on the proposal at the meeting (which excludes abstentions and broker non-votes). The compensation committee believed this vote affirmed stockholders’ support of our approach to executive compensation, and therefore the compensation committee did not significantly change our compensation policies or practices for 2015 or 2016 and, for 2017, made improvements to the implementation of our compensation objectives without significantly altering our overall policy or approach. The compensation committee will continue to consider the outcome of the Company’s say-on-pay votes, as well as direct stockholder input, when making future compensation decisions for our named executive officers and in respect of our compensation program generally.

Assessment of Named Executive Officer Performance

The compensation committee believes our named executive officers are highly qualified, talented and dedicated to the Company. The following is a summary of the compensation committee’s assessment of the performance of each named executive officer in 2016:

Andrew J. Littlefair—President and Chief Executive Officer

Mr. Littlefair’s leadership of the Company resulted in continued growth in 2016 despite continuing low oil and diesel prices and the other substantial challenges described above. Additionally, we have significantly reduced our debt levels under his leadership in 2016. Mr. Littlefair led our efforts to conserve cash resources and limit selling, general and administrative expenses. He also oversaw our RNG business and spearheaded our sales of Redeem vehicle fuel. Mr. Littlefair worked diligently to promote the transition of shippers, manufacturers and other fleet operators to use natural gas vehicle fuel and to obtain commitments from these organizations to fuel at our stations. In addition, Mr. Littlefair served as our principal spokesperson to convey the Company’s message to customers, the finance and investor community, federal, state and local lawmakers and regulators, and the media.

Robert M. Vreeland—Chief Financial Officer

Since his appointment in the fourth quarter of 2014, Mr. Vreeland has directed our financial operations, including financial and capital plans and policies, accounting practices and procedures, and financial and tax reporting functions. He has also acted as the primary management contact for our audit committee and our independent registered public accounting firm.

Mitchell W. Pratt—Chief Operating Officer and Secretary

Mr. Pratt directed and managed the Company’s operations, engineering, construction, IT and public affairs teams. He was responsible for key corporate subsidiaries, including Clean Energy Compression and Clean Energy Cryogenics, actively guiding their operations and alignment with overall corporate objectives. In particular, Mr. Pratt oversaw the development of Clean Energy Compression’s new standard compressor product and an overhaul of this organization’s engineering, manufacturing and management functions. He also made vital contributions to the planning, engineering, construction, operation and maintenance of our natural gas fueling stations.

Peter J. Grace—Senior Vice President, Sales and Finance

Mr. Grace led our sales team to growth in the amount of GGEs delivered. He also developed and oversaw the deployment of innovative station finance offerings for our customers. Mr. Grace also made key contributions to our relationships with some of our largest customers, including Waste Management, Republic Services, Los Angeles County Metropolitan Transportation Authority, Dallas Area Rapid Transit, Jacksonville Transit and WAMTA, among others.

Barclay F. Corbus—Senior Vice President, Strategic Development

Mr. Corbus oversaw the development of key growth opportunities and financing strategies for the Company. In particular, Mr. Corbus played an important role in reducing our debt levels by $285 million and interacting with the finance and investor community.

Components of Compensation

Our named executive officers’ compensation consists of the following components: base salary, cash bonuses, equity incentives, and change in control and post-termination severance benefits. In addition, we provide our named executive officers with a variety of benefits that are generally available to all salaried employees.

The compensation committee views the various components of compensation as distinct, and it generally does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The compensation committee does, however, review and evaluate each executive’s total compensation as a whole, and it may make decisions regarding levels of certain compensation components based on this evaluation of overall compensation, including, for instance, determinations regarding target levels under our performance-based cash bonus plan and equity award levels to align total compensation with the guideline market reference point of our Compensation Peer Group, as described under “Process for Determining Executive Compensation; 2017 Benchmarking” above.

The compensation committee also strives to provide appropriate short-term and long-term compensation. For 2016 executive compensation, the committee had not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term incentives, between cash and non-cash compensation, or among different forms of non-cash compensation. Beginning with 2017 compensation, the compensation committee has approved the following informal guidelines regarding certain of these matters, all of which are subject to variance at any time and by any degree at the compensation committee’s discretion:

●	Equity Award Payments under Performance-Based Bonus Plan. Beginning with 2017 compensation, a portion of the awards granted under the Company’s performance-based cash bonus plan will be paid with equity rather than in cash. For our named executive officers other than our Chief Executive Officer, 10% of the total payout earned under the bonus plan will be paid in the form of RSUs, and for the Chief Executive Officer, 15% of the total payout earned under the bonus plan will be paid in the form of RSUs. All such RSUs will vest over a three-year period based on the Company’s standard vesting schedule for equity awards, as described under “Equity Incentives” below. This change in the implementation of our performance-based cash bonus plan is intended to more closely align the Company’s mix of cash and equity compensation with the Compensation Peer Group and general industry trends, as well as to shift some of the compensation earned under this bonus plan to a long-term incentive rather than a short-term incentive.

●	Normalized Equity Award Program. Beginning with 2017 compensation, our compensation committee has approved a normalized long-term equity award program for our executives. Under the program, our named executive officers will be granted annual equity awards in our first quarter. Annual equity award levels are to be determined using, as a guideline, the total compensation levels of executives of the Compensation Peer Group, with the goal of granting equity awards with a value at their grant date to position each named executive officer’s total compensation near the median total compensation of similar executives of the Compensation Peer Group. These annual equity awards will include a consistent mix of equity award vehicles, with 60% of the total value of an executive’s annual equity awards to be granted in the form of RSUs and 40% of the total value of an executive’s annual equity awards to be granted in the form of stock options. These proportions were determined based on a number of factors, including the status of our named executive officers’ currently outstanding equity awards, market factors and trends, and the goals sought to be achieved with equity awards generally. Additionally, the compensation committee considered the greater value of RSUs to executives due to their full-value nature, the ability to utilize fewer shares to achieve similar value with RSUs as compared to stock options, and the treatment of these forms of equity awards under the terms of our equity incentive plan, including the counting of shares subject to RSU awards at 150% and thereby more rapidly depleting the share reserve under this plan.

The implementation of a normalized equity award program is intended to provide our executives more stable and attainable value balanced with an appropriate level of upside growth potential, as well as to more closely align the total compensation levels and mix of compensation components for our named executive officers with the executives of the Compensation Peer Group and general industry trends. This normalized program will also help to avoid grants of equity awards with vesting criteria that become unattainable due to factors that may be outside of the Company’s control, which, as described below with respect to certain of the Company’s past equity awards, can cause the awards to deliver inadequate retention value and fail to achieve their long-term incentive purposes, and can also lead to a large “overhang” of shares subject to outstanding equity awards that are unlikely to vest or settle.

In determining the mix and level of compensation components for our named executive officers, Mr. Littlefair has historically made recommendations to our compensation committee regarding appropriate pay. After reviewing Mr. Littlefair’s recommendations, our compensation committee makes the final determination regarding compensation mix and levels for each of our named executive officers. Although Mr. Littlefair submits recommendations to the compensation committee regarding his own proposed compensation, which the committee may take under advisement, Mr. Littlefair does not participate in the compensation committee’s deliberations regarding his own compensation.

These recommendations and determinations regarding the mix and level of compensation components for each of our named executive officers are based on a number of factors, including, among others, the individual’s performance and contribution to our Strategic Plan and other business objectives; the Company’s performance and business conditions; general industry benchmarks and trends, including the compensation practices of the Compensation Peer Group; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay (we generally believe that executives with comparable experience, levels of responsibility and performance deserve comparable compensation and that more experienced executives with a greater degree of responsibility and higher performance levels deserve greater compensation on a relative basis); the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience.

Base Salary

We provide base salaries to: recognize the experience, skills, knowledge and responsibilities of our named executive officers; reward individual performance and contribution to our overall business goals; and retain our executives. The compensation committee reviews base salaries annually and relies on its judgment and discretion, as well as information provided by Semler Brossy, in determining the amount of each named executive officer’s base salary. Proposed base salaries are prepared by Mr. Littlefair and recommended to the compensation committee for its consideration and approval.

2015, 2016 and 2017 Base Salaries

In setting 2016 base salaries for our named executive officers, the compensation committee considered Mr. Littlefair’s recommendations, the Company’s performance, business conditions and the compensation committee’s assessment of each executive’s performance, experience, responsibilities, work demands and tenure, as well as the retention risk associated with each executive. The compensation committee also focused on the Company’s key objectives of conserving cash resources and limiting selling, general and administrative expenses.

Based on the foregoing factors, the compensation committee did not change 2016 base salaries for our named executive officers from 2015 levels, except that Mr. Grace’s salary was increased to $450,000 because he no longer receives certain cash bonuses that he previously received based on the performance and results of our vehicle and station acquisition finance services.

In setting 2017 base salaries for our named executive officers, the compensation committee considered the factors described above in connection with setting 2016 base salaries, and also considered the base salary levels for similar executives of the Compensation Peer Group and other information provided by Semler Brossy. Based on these factors, the compensation committee did not change 2017 base salaries for our named executive officers from 2016 levels, except that Mr. Vreeland’s base salary was increased for 2017 to be more consistent with the median base salary paid to chief financial officers of the Compensation Peer Group.

Base salaries for our named executive officers in 2015, 2016 and 2017 are as follows:

Named Executive Officer	2015 Base Salary ($)		2016 Base Salary ($)		2017 Base Salary ($)
Andrew J. Littlefair	712,792	(1)	700,812	(1)	700,812
Robert M. Vreeland	350,000		350,000		378,000
Mitchell W. Pratt	481,268		481,268		481,268
Peter J. Grace	360,500		450,000		450,000
Barclay F. Corbus	443,415		443,415		443,415

(1)	In February 2015, Mr. Littlefair voluntarily elected to reduce his base salary by 10%, from $778,680 to $700,812.

Cash Bonuses

2016 Performance-Based Cash Bonus Plan

Structure. We believe a performance-based cash incentive program is important to focus our management on, and reward our executives for, achieving key Company objectives. Each year our compensation committee approves a performance-based cash bonus plan and pays bonuses after reviewing our performance with respect to the criteria set forth in the plan, subject to the compensation committee’s discretion to pay amounts that are higher or lower than the payouts prescribed by the criteria set forth in the plan and subject to each named executive officer’s continued service as an executive officer of our Company as of the bonus payment date. The performance criteria for cash bonus awards under the plan for 2016 were designed to incentivize management to make decisions that align our corporate goals with our stockholders’ interests without promoting excessive risk-taking.

For 2016, the total potential cash bonus award under our performance-based cash bonus plan for each of our named executive officers was based on the following: 33% was based on the volume of GGEs of natural gas delivered by us; 33% was based on our adjusted EBITDA, which is a non-GAAP financial measure described below; and 33% was based on achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives. The compensation committee has the discretion to determine and adjust the performance criteria, consider factors and developments it deems relevant and award overall bonuses in the amounts it deems appropriate.

Pursuant to the performance-based cash bonus plan, if we exceed a performance target, then each named executive officer receives a pro-rata portion of the incremental annual cash bonus amount, up to the next performance target. The financial performance criteria are prepared by our Chief Financial Officer based on our annual budget and the strategic initiatives are developed by our Chief Executive Officer. The financial performance criteria and strategic initiatives are then presented to our compensation committee for review, comment, adjustment and ultimate approval.

Under our 2016 performance-based cash bonus plan:

●	Mr. Littlefair was eligible to receive 70%, 100% or 150% of his base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Mr. Littlefair’s target bonus amount; and

●	Each of Messrs. Vreeland, Pratt, Grace and Corbus was eligible to receive 50%, 70% or 100% of his respective base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Messrs. Vreeland’s Pratt’s, Grace’s and Corbus’ target bonus amount.

Performance Criteria. For 2016, we defined the volume of GGEs of natural gas delivered by us as (i) the volume of GGEs we sell to our customers, plus (ii) the volume of GGEs dispensed at facilities we do not own but where we provide operation and maintenance services on a per-gallon or fixed fee basis, plus (iii) our proportionate share of the GGEs sold as CNG by our joint venture Mansfield Clean Energy Partners, LLC, plus (iv) our proportionate share (as applicable) of the GGEs of RNG produced and sold as pipeline quality natural gas by the RNG production facilities we owned or operated.

For 2016, we defined adjusted EBITDA as net loss attributable to Clean Energy Fuels Corp., determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), plus or minus income tax expense (benefit), plus interest expense, plus or minus interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, and plus or minus any loss (gain) from changes in the fair value of derivative warrants. The following table shows adjusted EBITDA as we defined it for 2016 and also reconciles this non-GAAP financial measure to the GAAP measure net loss:

Year Ended Dec. 31, 2016
(in thousands)
Net Income (Loss) Attributable to Clean Energy Fuels Corp.	$(12,153)
Income Tax Expense	1,339
Interest Expense	29,595
Interest (Income)	(827)
Depreciation and Amortization	59,262
Stock Based Compensation, Net of $0 Tax	8,092
Loss (Gain) From Change in Fair Value of Derivative Warrants	(22)
Adjusted EBITDA	$85,286

For 2016, our strategic initiatives included repaying in full the $145 million of outstanding 7.5% convertible notes due in August 2016; initiating plans to address the 5.25% convertible notes due 2018; delivering approximately 60 million GGEs of Redeem; and reducing our selling, general and administrative expenses.

The base, middle and maximum targets for the performance criteria under our cash bonus plan approved by our compensation committee for 2016, as well as our actual performance for these criteria, are set forth in the following table:

Performance Criteria	Weighting	Base Target	Middle Target	Maximum Target	Actual Performance
		(in thousands)	(in thousands)	(in thousands)	(in thousands)
Volume (in GGEs)	33%	318,000	328,000	339,000	329,000
Adjusted EBITDA	33%	34,000	38,000	44,000	85,286
Strategic Initiatives	33%	—	—	—	—

Payouts. The compensation committee met in February 2017 to review our 2016 actual performance versus the performance criteria and strategic initiative targets described above and to determine what payouts, if any, would be made under the 2016 performance-based cash bonus plan. The compensation committee determined that all major strategic initiatives were achieved, and that therefore it was appropriate to provide a payout equal to 100% of the middle target amount for the strategic initiatives performance criterion. Additionally, as we delivered 100.3% of the middle target for GGE volume, the compensation committee determined that it was appropriate to provide a payout equal to 100% of the middle target amount for the volume performance criterion. With respect to the adjusted EBITDA performance criterion, we achieved nearly twice our maximum adjusted EBITDA target in 2016, and as a result, it was within the discretion of the compensation committee to award more than 100% of the maximum target amount for this performance criterion; however, after considering various factors, including the Company’s performance as a whole and the Company’s objective to reduce our selling, general and administrative expenses, the compensation committee determined to downward adjust the payout to equal 100% of the maximum target amount for the adjusted EBITDA performance criterion.

As further detailed in the table below, the compensation committee awarded Mr. Littlefair a bonus equal to approximately 117% of his target (or “middle”) bonus and awarded the other named executive officers a bonus equal to approximately 114% of their target (or “middle”) bonuses for 2016.

Name	Percent of Target Bonus Paid for GGE Volume Performance Criterion	Percent of Target Bonus Paid for Adjusted EBITDA Performance Criterion	Percent of Target Bonus Paid for Strategic Initiatives Performance Criterion	Percent of Total Target Bonus Paid	Total Payout
Andrew J. Littlefair	100%	150%	100%	117%	$900,960
Robert M. Vreeland	100%	143%	100%	114%	$280,000
Mitchell W. Pratt	100%	143%	100%	114%	$385,014
Peter J. Grace	100%	143%	100%	114%	$360,000
Barclay F. Corbus	100%	143%	100%	114%	$354,732

2017 Performance-Based Cash Bonus Plan

In February 2017, our compensation committee approved our 2017 performance-based cash bonus plan. Except as described below, the plan has substantially the same design as our 2016 performance-based cash bonus plan, including the discretion afforded to our compensation committee in determining performance criteria, performance targets and actual payouts. Among other things, the 2017 plan provides that the total potential bonus award for each of our named executive officers under the plan will be based on the following: 33% will be based on our adjusted EBITDA, defined in substantially the same manner as was used for the 2016 plan; 25% will be based on the volume of GGEs of natural gas delivered by us, defined in substantially the same manner as was used for the 2016 plan; 22% will be based on achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and 20% will be based on a new performance criterion, volume margin. We define volume margin as gross profit margin from the volumes of natural gas we deliver, excluding gross profit margin from certain credits we generate by selling natural gas and RNG as a vehicle fuel and certain royalties, divided by the volumes of natural gas we deliver (where “gross profit margin” is volume-related revenue less volume-related costs of sales). The compensation committee added the volume margin criteria to directly incentivize our named executive officers to achieve higher margins for the GGEs of natural gas we deliver. In addition and as described above, the compensation committee modified the bonus plan for 2017 to provide that, for our named executive officers other than our Chief Executive Officer, 10% of the total payout earned under the bonus plan will be paid in the form of RSUs, and for the Chief Executive Officer, 15% of the total payout earned under the bonus plan will be paid in the form of RSUs.

2016 Discretionary Special Cash Bonuses

Our compensation committee may, in its discretion, award additional special cash bonuses to reward extraordinary efforts by our named executive officers that the compensation committee believes are not otherwise covered by the performance criteria in our performance-based cash bonus plan. The compensation committee did not award any special cash bonuses to any of our named executive officers for performance in 2016.

Equity Incentives

We believe that motivation of long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock and stock-based awards. Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives designed to align these employees’ interests with the interests of our stockholders. Our compensation committee believes the use of stock and stock-based awards offers the best approach for achieving this goal. In general, the compensation committee develops its equity award determinations based on its judgments as to whether the equity awards provided to our named executive officers are sufficient to further our ownership culture, appropriately align the interests of our named executive officers with those of our stockholders and retain, motivate and adequately reward our executives on a long-term basis.

We currently sponsor the 2016 Plan, the Amended and Restated 2006 Equity Incentive Plan (“2006 Plan”) and an employee stock purchase plan (“ESPP”). The 2006 Plan became effective upon the closing of our initial public offering. The 2016 Plan, which replaced the 2006 Plan, became effective in May 2016 upon approval by our stockholders, at which time the 2006 Plan became unavailable for new awards. The 2006 Plan and the 2016 Plan are administered by our Board or our compensation committee. For more information about the 2006 Plan, the 2016 Plan and the ESPP, please see “Compensation of Executive Officers and Directors—Equity Incentive Plans” below.

We have historically granted our named executive officers the following three types of equity awards under our equity incentive plans: stock options, RSUs and price-vested units (“Price-Vested Units” or “PVUs”). Stock option awards afford the recipient the option to purchase shares of our common stock at a stated price per share. All stock option awards granted under our equity incentive plans include an exercise price equal to the closing price of our common stock on the applicable grant date, and the grant date is always on or after the date of compensation committee approval. RSUs are full-value awards that represent the contingent right to receive shares of our common stock upon achievement of stated vesting criteria. Stock option and RSU awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date. PVUs are a form of RSU in which the shares subject to the award are earned if and when certain stock price hurdles (“Stock Price Hurdles”) are achieved. The shares subject to the PVUs are only earned, or “vest,” if the closing price of our common stock equals or exceeds, for 20 consecutive days during the third or fourth year following grant, 135% of the price of our common stock on the grant date.

The compensation committee considers a number of factors when determining the type of equity awards to grant to our named executive officers, including, among others, the status of the named executive officer’s then-outstanding equity awards, market factors and trends, and the goals sought to be achieved with the award. For instance, the compensation committee has chosen to use PVUs in the past in part because, in its view, PVUs have a strong performance orientation, as the awards are forfeited in full if the Stock Price Hurdle is not achieved within the period specified by the award. Additionally, in determining to grant a combination of stock option and RSU awards with time-based vesting in 2016, the compensation committee desired to provide greater certainty of vesting while still incentivizing long-term performance by delivering value over time and considered the recent volatility in the Company’s stock price and the unlikelihood that the named executive officers’ outstanding PVUs would vest, as discussed in greater detail under “2016 Equity Awards” below.

For equity awards granted in 2017, the compensation committee has adopted a normalized equity award program for our named executive officers. As described above, this program involves consistent target equity award levels based on grant date values and a consistent mix of equity award vehicles granted to executives on a consistent annual basis (in all cases subject to variance at any time and by any degree at the compensation committee’s discretion). All annual equity awards granted under the program will vest over a three-year period based on the Company’s typical vesting schedule for executive equity awards, as described above.

To meet the objectives of our compensation program, we have historically granted equity awards to our named executive officers on an annual basis in the first and/or fourth quarters. Beginning with 2017 compensation and in connection with our normalized equity award program, we expect to grant annual equity awards to our named executive officers in our first quarter in connection with annual performance reviews.

2016 Equity Awards

In November 2015 and January 2016, our named executive officers received RSUs and stock options in the amounts set forth in the table below. All such awards were approved by the compensation committee in November 2015 and should be viewed collectively. In determining to grant these awards, the committee evaluated the PVUs and stock options granted to our named executive officers in 2012, 2013, 2014 and 2015, as a whole, and concluded that the terms of such awards, including the exercise prices of stock options and the Stock Price Hurdles of PVUs, may make their vesting out of reach due in part to factors over which the Company may have little control (including the factors described in the Executive Summary above). For example, the applicable Stock Price Hurdle for PVUs awarded to our named executive officers in 2014 (the “2014 PVUs”) was approximately 567% of the closing price of our common stock on December 31, 2015 and approximately 599% of the closing price of our common stock on December 31, 2016; additionally, the exercise price of the stock options issued to our named executive officers in 2012 is $13.09, or approximately 364% of the closing price of our common stock on December 31, 2015 and approximately 458% of the closing price of our common stock on December 31, 2016. Further, in January 2016, all PVUs awarded to our named executive officers in 2012 (the “2012 PVUs”) were forfeited in full because the applicable Stock Price Hurdle was not satisfied. As a result of these share price conditions, the compensation committee determined it was important to grant additional equity awards to our named executive officers for retention and value-delivery purposes. The compensation committee believed that these objectives were best achieved by awarding a combination of RSUs and stock options with the terms described below, all of which were approved in November 2015. In making this determination, the compensation committee considered materials provided by Semler Brossy (at the request of the committee) pertaining to, among other things, the 2012 PVUs, the 2014 PVUs and considerations relating to these awards.

The RSUs are subject to the terms and conditions of the 2006 Plan and a Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement, and vest according to the Company’s typical vesting schedule described above. The stock options are subject to the terms and conditions of the 2006 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have exercise prices of $5.02 and $3.63 per share, respectively, and vest according to the Company’s typical vesting schedule described above.

	November 2015		January 2016
Named Executive Officer	Number of RSUs	Number of Stock Options	Number of RSUs	Number of Stock Options
Andrew J. Littlefair	40,000	96,000	40,000	24,000
Robert M. Vreeland	30,000	48,000	30,000	12,000
Mitchell W. Pratt	30,000	70,400	30,000	17,600
Peter J. Grace	—	—	40,000	40,000
Barclay F. Corbus	24,000	80,000	24,000	20,000

2017 Annual Equity Awards

In January 2017, the compensation committee awarded RSUs and stock options to our named executive officers in the amounts set forth in the table below. These awards were granted under the new normalized equity award program for our named executive officers. Consistent with this program, the award levels were determined based on grant date values that position each of our named executive officer’s total compensation near the median total compensation of similar executives of the Compensation Peer Group, and the mix of RSUs and stock options was determined based on the target proportion of 60% of the total value of each executive’s annual equity awards being granted in the form of RSUs and 40% of the total value of an executive’s annual equity awards being granted in the form of stock options.

The RSUs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement, and vest according to the typical vesting schedule described above. The stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.83 per share, and vest according to the typical vesting schedule described above.

Named Executive Officer	Number of RSUs	Number of Stock Options
Andrew J. Littlefair	225,231	260,000
Robert M. Vreeland	94,154	109,091
Mitchell W. Pratt	78,462	90,909
Peter J. Grace	55,385	75,936
Barclay F. Corbus	55,385	75,936

2017 Special Equity Awards: RNG Asset Sale

In September 2013, our subsidiary that manages our RNG business, Clean Energy Renewables (“Renewables”), established a unit option plan and granted unit option awards thereunder to certain of its service providers, including certain of our named executive officers. In connection with the closing of our sale of certain assets related to our RNG business in March 2017, our compensation committee approved the terms of a surrender agreement to be entered into with all holders of outstanding Renewables unit option awards. Pursuant to the terms of the surrender agreements, (i) all Renewables unit option awards held by holders who were not members of Renewables’ Board of Managers were surrendered and cancelled in full in exchange for, upon the closing of the asset sale and our receipt of any future cash earn-out payments in connection therewith, a cash payment in an amount determined based on such holder’s percentage ownership of Renewables following a cashless “net exercise” of such holder’s Renewables unit option awards, and (ii) all Renewables unit option awards held by members of Renewables’ Board of Managers were surrendered and cancelled in full in exchange for, upon the closing of the asset sale and Renewables’ receipt of any future cash earn-out payments in connection therewith, awards of shares of our common stock. The number of shares of our common stock subject to each such stock award is to be calculated by dividing the cash payment to which the applicable holder would have received as described in (i) above, by the closing price of our common stock on March 31, 2017, the date of the closing of the asset sale. All such stock awards are to be granted under the 2016 Plan and fully vested upon grant, and the shares subject to such awards will be freely tradable upon issuance subject to applicable securities laws relating to shares held by our affiliates.

Among members of Renewables’ Board of Managers who held Renewables unit option awards prior to the closing of the asset sale were Messrs. Littlefair, Pratt and Corbus. As a result and as described above, upon the closing of the asset sale, each such holder’s Renewables unit option awards were surrendered and cancelled in full in exchange for awards of shares of our common stock and rights to receive additional such awards upon any future cash earn-out payment to Renewables in connection with the asset sale. The following table presents, for each of Messrs. Littlefair, Pratt and Corbus, (i) the number of Renewables unit option awards held by such person immediately prior to the closing of the asset sale, (ii) the number of shares of our common stock subject to awards granted to such person at the closing of the asset sale, and (iii) the maximum approximate dollar value of shares of our common stock to be subject to stock awards that could be granted to such person over the next five years if Renewables receives the maximum amount of future cash earn-out payments in connection with the asset sale:

Name	Renewables Unit Option Awards (#)	Stock Awards Granted at Closing of Asset Sale (#)	Maximum Dollar Value of Future Stock Awards ($)
Andrew J. Littlefair	12,000	460,536	313,000
Mitchell W. Pratt	9,000	345,402	235,000
Barclay F. Corbus	7,000	268,646	183,000

Change in Control and Post-Termination Severance Benefits

The employment agreements of our named executive officers, described under “Amended and Restated Employment Agreements” below, provide them certain benefits if their employment is terminated, including a termination following a change in control but excluding a termination by the Company for cause or a voluntary termination by the named executive officer without good reason and not following a change in control. The compensation committee believes these benefits are important tools for retaining the services of our named executive officers and helping to align the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described below under “Compensation of Executive Officers and Directors—Potential Payments Upon Termination or Change in Control.”

Equity awards granted to our named executive officers under the 2006 Plan prior to November 2014 accelerate and vest in full upon a change in control. All equity awards granted to our named executive officers after November 2014, including the RSUs and stock options awarded to our named executive officers in 2016 and 2017, are subject to double-trigger vesting upon a change in control. The compensation committee determined to modify the standard vesting provisions of our named executive officers’ equity awards from “single-trigger” to “double-trigger” vesting in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices and is in the best interests of our Company and our stockholders, but still provides appropriate benefits to executives in the event of a termination in connection with a change in control. Further, we have not agreed to make any excise tax “gross-up” payments to our executives in connection with a change in control.

Deductibility of Executive Compensation

It is our policy generally to seek to qualify compensation paid to executive officers for deductibility under Section 162(m). Section 162(m) generally prohibits us from taking a tax deduction in any tax year for compensation paid to certain executive officers that exceeds $1,000,000, unless the compensation is payable only upon the achievement of pre-established, objective performance goals under a plan approved by our stockholders. We believe the stock option, RSU and PVU awards we have granted to our named executive officers under the 2016 Plan, the 2006 Plan and our other historical equity incentive plans qualify as performance-based compensation under Section 162(m), although there is no guarantee that such equity awards, or any other performance-based compensation paid to our named executive officers, qualify as such. We reserve the discretion to pay compensation to our officers that may not be deductible if we determine that paying such compensation is in the best interests of our Company and our stockholders.

Executive Stock Ownership Guidelines

We believe that it is important to encourage our named executive officers to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our named executive officers. These guidelines provide that our Chief Executive Officer is required to own shares of our common stock valued at three times his annual base salary or more, and each of our Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer (if any), Senior Vice President, Strategic Development, and Senior Vice President, Sales and Finance, is required to own shares of our common stock valued at one times their annual base salary or more. Such level of ownership must be attained by the last to occur of December 13, 2019 and five years after the date of initial appointment as an executive officer. Stock options are not counted toward satisfaction of the stock ownership requirements. Executives who attain the applicable stock ownership levels by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. Each of our named executive officers, other than Mr. Grace, satisfied these stock ownership guidelines as of the record date for the Annual Meeting.

Hedging and Pledging of Company Securities

Our policies do not permit any of our executive officers or directors to “hedge” ownership of our securities by engaging in short sales or trading in put options, call options or other derivatives involving our securities. Further, our policies do not permit an executive officer or director to hold our securities in a margin account or pledge our securities as collateral for a loan, unless the executive officer or director demonstrates to our satisfaction financial capacity to substitute other assets for Company securities in the event of a failure to meet a margin call or a default on the loan.

As of the date of this Proxy Statement, Mr. Pickens has pledged 12,969,485 of his outstanding shares of our common stock as collateral to financial institutions. We have disclosed Mr. Pickens’ pledging activity in each of our annual reports on Form 10-K, quarterly reports on Form 10-Q and proxy statements on Schedule 14A beginning with our annual report on Form 10-K for the year ended December 31, 2008. The Company periodically evaluates Mr. Pickens’ pledging activity, and upon our request Mr. Pickens demonstrates that he has financial capacity to substitute other assets for the pledged shares. In addition, during the course of these periodic evaluations, the Company has also taken into account, among other things, the following: we believe it is in the best interests of our Company and our stockholders for Mr. Pickens to continue to serve on the Board, as he is one of our co-founders and his reputation, contacts, and advocacy for our business and U.S. energy policy create opportunities for the Company that we believe would be otherwise unavailable; Mr. Pickens is under no legal or other obligation, other than our hedging and pledging policies and director stock ownership guidelines, to limit his pledging activity or to hold shares of our common stock valued at more than $180,000; Mr. Pickens’ pledging activity is disclosed in the periodic reports we publicly file with the SEC; and none of our significant stockholders (holders of more than 1% of our issued and outstanding shares) with which we have discussed these matters has expressed to us concerns about Mr. Pickens’ pledging activity.

Clawback Policy

In January 2015, the compensation committee adopted a formal policy regarding recoupment of cash compensation in certain circumstances (the “Clawback Policy”). The purpose of the Clawback Policy is to help ensure that executives act in the best interests of the Company and our stockholders. The Clawback Policy requires certain of our officers, including our named executive officers, to repay or return any cash bonus or other incentive cash compensation awarded to or received by such officer(s) in the event we issue a restatement of our financial statements due to material noncompliance with any financial reporting requirements and the restatement was caused by such officer’s fraud, intentional misconduct or gross negligence. In each case, the officer(s) would be required to repay or return the compensation awarded to or received by the officer during the 12-month period following the filing of the erroneous financial statement at issue. Pursuant to the Clawback Policy, in the event of any restatement of our financial statements, the compensation committee would consider a number of different factors and exercise its business judgment in determining appropriate amounts, if any, to recoup. Further, the compensation committee retains the discretion to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would reduce the size of the award or payment. The Clawback Policy applies to cash compensation awarded to our officers from and after the date of its adoption. Once final rules regarding recoupment policies are released under the Dodd-Frank Act, the compensation committee intends to review the Clawback Policy and, if necessary, amend such policy to comply with any new requirements.

Amended and Restated Employment Agreements

On December 31, 2015, we entered into amended and restated employment agreements with our named executive officers (each, an “Employment Agreement”) that supersede and replace in all respects the employment agreements between our Company and the named executive officers that expired pursuant to their terms on December 31, 2015 (such agreements, the “Prior Employment Agreements”).

Each Employment Agreement has an initial term ending on December 31, 2018, and thereafter renews for a one-year period. Each Employment Agreement provides that the named executive officer is entitled to an annual base salary of no less than his 2015 base salary and is eligible for an annual cash bonus of up to a specified percentage of his then-current annual base salary under the terms of our performance-based cash bonus plan in effect for the applicable year. Pursuant to the Employment Agreements, under certain circumstances upon a termination of a named executive officer’s employment, he would be entitled to the severance compensation and benefits described below under “Compensation of Executive Officers and Directors—Potential Payments Upon Termination or Change in Control.” The Employment Agreements do not include any “gross-up” provision for any excise taxes that may be triggered in connection with a change in control under Sections 280G and 4999 of the Code, and instead include a “best-net” cutback provision where benefits are reduced to avoid triggering any such excise taxes unless the after-tax benefit is greater to the named executive officer without the cutback.

The material terms of the Employment Agreements are substantially similar to the terms of the Prior Employment Agreements, except that (i) the initial term of the Employment Agreements is three years, rather than the five-year terms of the Prior Employment Agreements, (ii) the Employment Agreements provide larger severance payments than the Prior Employment Agreements, but condition these payments upon a so-called “double-trigger” upon a change in control, rather than entitling the named executive officers to severance payments upon a “single-trigger” as provided in the Prior Employment Agreements, and (iii) the Employment Agreements do not include any “gross-up” provision for taxes resulting from the automobile benefits provided to certain of our named executive officers, which was included in certain of the Prior Employment Agreements. The compensation committee determined to vary these three terms of the Employment Agreements primarily for the following reasons:

●	The compensation committee elected to shorten the term of the Employment Agreements to three years rather than five years because it will afford the committee an opportunity to reconsider and reevaluate the terms of each Employment Agreement, in light of then-current market practices and the performance of our Company and the applicable named executive officer, sooner rather than later; and

●	The compensation committee elected to modify the severance benefits afforded to each named executive officer, including the elimination of all “gross-up” provisions and the implementation of “double-trigger” payments, in order to align our practices with current market expectations and align the interests of our named executive officers with those of our stockholders, while still providing a level of benefits that the compensation committee believes is fair and reasonable and maintaining the retention value of these benefits.

Compensation Committee Report

We, the compensation committee of the Board of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management of the Company, and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Warren I. Mitchell, Chairman John S. Herrington James E. O’Connor Kenneth M. Socha

This compensation committee report shall not be deemed to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to each of our named executive officers for 2014, 2015 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew J. Littlefair	2016	700,812	—	145,200	55,440	900,960	12,000	1,814,412
President & Chief	2015	712,792	—	501,300	558,870	460,719	2,400	2,236,081
Executive Officer	2014	778,680	—	619,500	—	626,712	8,050	2,032,942
Robert M. Vreeland	2016	350,000	—	108,900	27,720	280,000	12,000	778,620
Chief Financial Officer	2015	332,692	—	278,560	150,600	142,917	2,330	907,099
	2014	179,713	68,495	—	318,990	—	—	585,693
Mitchell W. Pratt	2016	481,268	—	108,900	40,656	385,014	12,000	1,027,838
Chief Operating Officer	2015	481,268	—	451,100	426,488	196,518	2,400	1,557,774
And Secretary	2014	481,268	—	392,350	—	274,269	8,050	1,155,937
Peter J. Grace	2016	450,000	—	145,200	92,400	360,000	12,000	1,059,600
Senior Vice President,	2015	360,500	—	240,400	133,200	270,844	2,400	1,007,344
Sales and Finance	2014	360,500	—	278,775	—	603,324	8,050	1,250,649
Barclay F. Corbus	2016	443,415	—	87,120	46,200	354,732	12,000	943,467
Senior Vice President,	2015	443,415	—	360,880	424,100	181,061	1,800	1,411,256
Strategic Development	2014	443,415	—	309,750	—	252,697	6,125	1,011,987

(1)	The amounts shown in this column reflect the grant date fair values calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Share Based Payment” (“FASB ASC 718”). For a discussion regarding the valuation model and assumptions used to calculate the fair value of these awards, see note 12 to the consolidated financial statements included in the Annual Report.

(2)	The amounts shown in this column represent the cash bonuses paid under our performance-based cash bonus plan, as described under “Compensation Discussion and Analysis—Components of Compensation—Cash Bonuses—2016 Performance-Based Cash Bonus Plan” above. Additionally, for Mr. Grace in 2015 and 2014, the amounts listed in this column also represent certain cash bonuses that Mr. Grace previously received based on the performance and results of our vehicle and station acquisition finance services. Beginning in 2016, Mr. Grace is no longer eligible to receive these bonuses.

(3)	The amounts shown in this column represent the Company’s matching contributions under its savings plan qualified under Section 401(k) of the Code.

Total Compensation Actually Paid

Total compensation actually paid to our named executive officers in 2016, 2015 and 2014 is shown in the table below. This table supplements, but is not a substitute for, the Summary Compensation Table that appears on the immediately preceding page of this Proxy Statement. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value stock and option awards. SEC rules require that the grant date fair value of all stock and option awards be reported in the Summary Compensation Table in the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to stock and option awards that may not have vested and for which the value is therefore uncertain (and which may end up being forfeited and have no value at all). For example, the 2012 PVUs held by the named executive officers were all forfeited in January 2016 because the applicable Stock Price Hurdle was not satisfied. See the discussion under “Compensation Discussion and Analysis—Components of Compensation—Equity Incentives” for additional information. In contrast, this supplemental table only includes, for each year, the value of stock and option awards that vested during such year. In reading this supplemental table, it should be noted that the named executive officers may never realize the value reported in this table for these awards, since the ultimate value of the option awards will depend on our stock price when the options are exercised and sold and the ultimate value of the stock awards will depend on the value of the issued shares when and if they are sold.

Name	Year	Salary(1) ($)	Other Cash Compensation(2) ($)	Stock Awards Vested(3) ($)	Option Awards Vested(4) ($)	All Other Compensation(5) ($)	Total Compensation Actually Paid ($)
Andrew J. Littlefair	2016	700,812	900,960	159,653	—	12,000	1,773,425
	2015	712,792	460,719	75,176	—	2,400	1,251,087
	2014	778,680	626,712	142,749	—	8,050	1,556,191
Robert M. Vreeland	2016	350,000	280,000	38,658	—	12,000	680,658
	2015	332,692	142,917	—	—	2,330	477,939
	2014	179,713	68,495	—	—	—	248,208
Mitchell W. Pratt	2016	481,268	385,014	80,818	—	12,000	959,100
	2015	481,268	196,518	—	—	2,400	680,186
	2014	481,268	274,269	—	—	8,050	763,587
Peter J. Grace	2016	450,000	360,000	33,728	—	12,000	855,728
	2015	360,500	270,844	—	—	2,400	633,744
	2014	360,500	603,324	—	—	8,050	971,874
Barclay F. Corbus	2016	443,415	354,732	64,654	—	12,000	874,801
	2015	443,415	181,061	—	—	1,800	626,276
	2014	443,415	252,697	—	—	6,125	702,237

(1)	The amounts shown in this column equal the amounts reported in the “Salary” column of the Summary Compensation Table.

(2)	The amounts shown in this column equal the sum of the amounts reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(3)	The amounts shown in this column represent the aggregate fair value of all stock awards that vested during the applicable year. The fair value of vested stock awards is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the applicable vesting date.

(4)	The amounts shown in this column represent the aggregate intrinsic value of all option awards that vested during the applicable year. The intrinsic value of vested option awards is calculated by multiplying the number of shares vested by the difference (but not less than zero) between the exercise price and the closing price of the Company’s common stock on the applicable vesting date.

(5)	The amounts shown in this column equal the amounts reported in the “All Other Compensation” column of the Summary Compensation Table.

Grants of Plan-Based Awards

The following table summarizes all plan-based awards granted to each of the named executive officers in 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units(2) (#)	Options(3) (#)	Awards ($/Sh)	Awards(4) ($)
Andrew J. Littlefair	—	545,076	778,680	1,168,020	—	—	—	—
	01/05/2016	—	—	—	40,000	—	—	145,200
	01/05/2016	—	—	—	—	24,000	3.63	55,440
Robert M. Vreeland	—	175,000	245,000	350,000	—	—	—	—
	01/05/2016	—	—	—	30,000	—	—	108,900
	01/05/2016				—	12,000	3.63	27,720
Mitchell W. Pratt	—	240,634	336,888	481,268	—	—	—	—
	01/05/2016	—	—	—	30,000	—	—	108,900
	01/05/2016	—	—	—	—	17,600	3.63	40,656
Peter J. Grace	—	225,000	315,000	450,000	—	—	—	—
	01/05/2016	—	—	—	40,000	—	—	145,200
	01/05/2016	—	—	—	—	40,000	3.63	92,400
Barclay F. Corbus	—	221,708	310,391	443,415	—	—	—	—
	01/05/2016	—	—	—	24,000	—	—	87,120
	01/05/2016	—	—	—	—	20,000	3.63	46,200

(1)	The amounts shown in these columns represent the possible payouts under the 2016 performance-based cash bonus plan based on achievement levels for certain specified Company performance criteria. The actual amounts paid pursuant to the 2016 performance-based cash bonus plan are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2016 performance-based cash bonus plan is described under “Compensation Discussion and Analysis—Components of Compensation—Cash Bonuses—2016 Performance-Based Cash Bonus Plan” above.

(2)	The amounts shown in this column represent shares subject to RSU awards granted on January 5, 2016 pursuant to our 2006 Plan. Each RSU award vests as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date.

(3)	The amounts shown in this column represent shares subject to option awards granted on January 5, 2016 pursuant to our 2006 Plan. Each option award vests as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until fully vested, subject to continuing service by the named executive officer on each vesting date.

(4)	The amounts shown in this column reflect the grant date fair values calculated in accordance with FASB ASC 718. For a discussion regarding the valuation model and assumptions used to calculate the fair value of these awards, see note 12 to the consolidated financial statements included in the Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding equity awards held by our named executive officers at December 31, 2016:

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew J. Littlefair	525,000	(2)	—		12.00	5/23/2017	—		—		—		—
	100,000	(3)	—		15.27	12/12/2017	—		—		—		—
	155,862	(4)	—		5.09	12/9/2018	—		—		—		—
	117,828	(5)	—		6.33	1/1/2019	—		—		—		—
	50,000	(6)	—		14.06	10/8/2019	—		—		—		—
	100,000	(8)	—		13.49	12/1/2020	—		—		—		—
	100,000	(9)	—		14.22	1/3/2021	—		—		—		—
	150,000	(10)	—		13.09	12/12/2022	—		—		—		—
	—		—		—	—	—		—		75,000	(11)	214,500	(20)
	25,500	(13)	49,500	(13)	6.01	2/27/2025	—		—		—		—
	—		—		—	—	33,000	(14)	94,380	(20)	—		—
	32,640	(16)	63,360	(16)	5.02	11/16/2025	—		—		—		—
	—		—		—	—	26,400	(17)	75,504	(20)	—		—
	—		24,000	(18)	3.63	1/5/2026	—		—		—		—
	—		—		—	—	40,000	(19)	114,400	(20)	—		—
Robert M. Vreeland	50,250	(12)	24,750	(12)	6.51	11/4/2024	—		—		—		—
	8,500	(15)	16,500	(15)	8.66	5/12/2025	—		—		—		—
	16,320	(16)	31,680	(16)	5.02	11/16/2025	—		—		—		—
	—		—		—	—	19,800	(17)	56,628	(20)	—		—
	—		12,000	(18)	3.63	1/5/2026	—		—		—		—
	—		—		—	—	30,000	(19)	85,800	(20)	—		—
Mitchell W. Pratt	300,000	(2)	—		12.00	5/23/2017	—		—		—		—
	100,000	(3)	—		15.27	12/12/2017	—		—		—		—
	71,274	(4)	—		5.09	12/9/2018	—		—		—		—
	52,935	(5)	—		6.33	1/1/2019	—		—		—		—
	40,000	(6)	—		14.06	10/8/2019	—		—		—		—
	50,000	(8)	—		13.49	12/1/2020	—		—		—		—
	50,000	(9)	—		14.22	1/3/2021	—		—		—		—
	75,000	(10)	—		13.09	12/12/2022	—		—		—		—
	—		—		—	—	—		—		47,500	(11)	135,850	(20)
	20,400	(13)	39,600	(13)	6.01	2/27/2025	—		—		—		—
	—		—		—	—	33,000	(14)	94,380	(20)	—		—
	23,936	(16)	46,464	(16)	5.02	11/16/2025	—		—		—		—
	—		—		—	—	19,800	(17)	56,628	(20)	—		—
	—		17,600	(18)	3.63	1/5/2026	—		—		—		—
	—		—		—	—	30,000	(19)	85,800	(20)	—		—
Peter J. Grace	60,900	(2)	—		12.00	5/23/2017	—		—		—		—
	35,000	(3)	—		15.27	12/12/2017	—		—		—		—
	18,184	(4)	—		5.09	12/9/2018	—		—		—		—
	13,747	(5)	—		6.33	1/1/2019	—		—		—		—
	17,500	(6)	—		14.06	10/8/2019	—		—		—		—
	17,500	(8)	—		13.49	12/1/2020	—		—		—		—
	45,000	(10)	—		13.09	12/12/2022	—		—		—		—
	—		—		—	—	—		—		33,750	(11)	96,525	(20)
	13,600	(13)	26,400	(13)	6.01	2/27/2025	—		—		—		—
	—		—		—	—	26,400	(14)	75,504	(20)	—		—
	—		40,000	(18)	3.63	1/5/2026	—		—		—		—
	—		—		—	—	40,000	(19)	114,400	(20)	—		—
Barclay F. Corbus	350,000	(7)	—		13.25	9/10/2017	—		—		—		—
	15,008	(4)	—		5.09	12/9/2018	—		—		—		—
	54,645	(5)	—		6.33	1/1/2019	—		—		—		—
	40,000	(6)	—		14.06	10/8/2019	—		—		—		—
	50,000	(8)	—		13.49	12/1/2020	—		—		—		—
	50,000	(9)	—		14.22	1/3/2021	—		—		—		—
	75,000	(10)	—		13.09	12/12/2022	—		—		—		—
	—		—		—	—	—		—		37,500	(11)	107,250	(20)
	17,000	(13)	33,000	(13)	6.01	2/27/2025
	—		—		—	—	26,400	(14)	75,504	(20)	—		—
	27,200	(16)	52,800	(16)	5.02	11/16/2025	—		—		—		—
	—		—		—	—	15,840	(17)	45,302	(20)	—		—
	—		20,000	(18)	3.63	1/5/2026	—		—		—		—
	—		—		—	—	24,000	(19)	68,640	(20)	—		—

(1)	Except as otherwise noted, all option and RSU awards were granted under our 2006 Plan and vest as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date. The 2006 Plan provides that, in the event of a “change in control” as described in the 2006 Plan, each of these option and RSU awards, if then outstanding, would vest in full on the date that immediately precedes the change in control.

(2)	Represents an option award granted under our 2006 Plan on May 24, 2007 that vested as follows: 1/6 of the shares subject to the award vested on May 24, 2007, 1/6 of the shares subject to the award vested on November 24, 2007, and an additional 1/3 of the shares subject to the award vested on each of November 24, 2008 and November 24, 2009, subject to continuing service by the named executive officer on each vesting date. The 2006 Plan provides that, in the event of a “change in control” as described in the 2006 Plan, this option, if then outstanding, would vest in full on the date that immediately precedes the change in control.

(3)	Represents an option award granted on December 12, 2007.

(4)	Represents an option award granted on December 10, 2008.

(5)	Represents an option award granted on January 2, 2009.

(6)	Represents an option award granted on October 9, 2009.

(7)	Represents an option award granted on September 10, 2007.

(8)	Represents an option award granted on December 1, 2010.

(9)	Represents an option award granted on January 3, 2011.

(10)	Represents an option award granted on December 12, 2012.

(11)	Represents a PVU award granted under our 2006 Plan on February 2, 2014 that will vest if, between February 2, 2016 and February 1, 2018, the closing price of the Company’s common stock equals or exceeds $16.11 for twenty consecutive trading days.

(12)	Represents an option award granted on November 4, 2014.

(13)	Represents an option award granted on February 27, 2015.

(14)	Represents an RSU award granted on February 27, 2015.

(15)	Represents an option award granted on May 12, 2015.

(16)	Represents an option award granted on November 16, 2015.

(17)	Represents an RSU award granted on November 16, 2015.

(18)	Represents an option award granted on January 5, 2016.

(19)	Represents an RSU award granted on January 5, 2016.

(20)	Amount determined by multiplying the unvested stock awards by $2.86, the closing price of our common stock on December 30, 2016.

Option Exercises and Stock Vested

The following table summarizes exercises of option awards and vesting of stock awards by each of our named executive officers in 2016:

	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Andrew J. Littlefair	45,726	(1)	159,653	(2)
Robert M. Vreeland	10,200	(3)	38,658	(4)
Mitchell W. Pratt	27,200	(5)	80,818	(6)
Peter J. Grace	13,600	(7)	33,728	(8)
Barclay F. Corbus	21,760	(9)	64,654	(10)

(1)	Of the shares acquired upon vesting, as of December 31, 2016, 6,390 have been sold to generate proceeds used to satisfy tax withholding obligations that arose upon such vesting.

(2)	Amount determined by adding (a) 17,000 shares vested, multiplied by $2.48, the closing price of our common stock on February 27, 2016; (b) 15,126 shares vested, multiplied by $4.36, the closing price of our common stock on September 17, 2016; and (c) 13,600 shares vested, multiplied by $3.79, the closing price of our common stock on November 16, 2016.

(3)	Of the shares acquired upon vesting, as of December 31, 2016, none have been sold.

(4)	Amount determined by multiplying the 10,200 shares vested by $3.79, the closing price of our common stock on November 16, 2016.

(5)	Of the shares acquired upon vesting, as of December 31, 2016, 6,390 have been sold to generate proceeds used to satisfy tax withholding obligations that arose upon such vesting.

(6)	Amount determined by adding (a) 17,000 shares vested, multiplied by $2.48, the closing price of our common stock on February 27, 2016; and (b) 10,200 shares vested, multiplied by $3.79, the closing price of our common stock on November 16, 2016.

(7)	Of the shares acquired upon vesting, as of December 31, 2016, 8,000 have been sold to generate proceeds used to satisfy tax withholding obligations that arose upon such vesting.

(8)	Amount determined by multiplying the 13,600 shares vested by $2.48, the closing price of our common stock on February 27, 2016.

(9)	Of the shares acquired upon vesting, as of December 31, 2016, none have been sold.

(10)	Amount determined by adding (a) 13,600 shares vested, multiplied by $2.48, the closing price of our common stock on February 27, 2016; and (b) 8,160 shares vested, multiplied by $3.79, the closing price of our common stock on November 16, 2016.

Employment Agreements

On December 31, 2015, we entered into an Employment Agreement with each of our named executive officers. See the description under “Compensation Discussion and Analysis—Amended and Restated Employment Agreements” above for additional information. In 2016, salary and non-incentive plan cash bonuses, of which there were none, constituted approximately 39%, 45%, 47%, 42% and 47% of the total compensation of Messrs. Littlefair, Vreeland, Pratt, Grace and Corbus, respectively.

Pension Benefits, Non-Qualified Defined Contribution and Other Deferred Compensation Plans

We do not have any plans that provide for payments or other benefits to our named executive officers at, following or in connection with their retirement. We also do not have any non-qualified defined contribution plans or other deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon a voluntary termination, voluntary termination for good reason, involuntary without cause termination, failure by us to renew the named executive officer’s Employment Agreement upon its expiration, for-cause termination, change in control of our Company, termination in connection with a change in control and termination due to disability or death is shown in tabular format. The amounts shown in these tables assume that each such termination or change in control was effective as of December 31, 2016, and thus are estimates of the amounts that would be paid to our named executive officers upon their termination or a change in control, as actual amounts that would be paid could only be determined at the time of a named executive officer’s separation with our Company or a change in control. The amounts shown in these tables are based on the terms of each named executive officer’s Employment Agreement with us, as well as the terms of agreements relating to each named executive officer’s outstanding equity awards.

Severance Payments under Employment Agreements

Pursuant to the terms of each Employment Agreement, if we terminate a named executive officer without “cause” (as such term is defined in the Employment Agreement), if a named executive officer resigns for “good reason” (as such term is defined in the Employment Agreement) or if we do not renew an Employment Agreement prior to expiration of the term or any renewal term, then the named executive officer would be entitled to (1) a lump-sum payment of an amount equal to the sum of (A) his annual base salary earned through the date of termination and any annual cash bonus earned for the prior year to the extent not previously paid, (B) any compensation previously deferred by the named executive officer (together with any accrued interest or earnings thereon), (C) 150% of one year’s then-current annual base salary, (D) 150% of his previous year’s annual cash bonus actually earned under our performance-based cash bonus plan, and (E) any vacation pay accrued and not paid as of the date of termination, (2) after the end of the calendar year in which the termination occurs, a lump-sum payment of an amount equal to the annual cash bonus that would be payable to the named executive officer under our performance-based cash bonus plan in respect of such year (based on the criteria applicable for that year) without any pro-rating, and (3) continuing participation, at our expense, for a period of one year from the date of termination in the benefit programs in which the named executive officer was enrolled at the time of termination. In addition, if we terminate a named executive officer’s employment without cause or do not renew an Employment Agreement within six months prior to or one year after a “change in control” (as such term is defined in the Employment Agreements), or if a named executive officer resigns for good reason within six months prior to or one year after the date of the change in control, then the named executive officer would be entitled to the severance benefits described above, except that the lump-sum payment described in (1) above for all named executive officers except Mr. Littlefair shall consist of 225% of his then-current annual base salary, 225% of his previous year’s annual cash bonus actually earned under our performance-based cash bonus plan, and the amounts described in (A), (B) and (E); and the lump-sum payment described in (1) above for Mr. Littlefair shall consist of 300% of his then-current annual base salary, 300% of his previous year’s annual cash bonus actually earned under our performance-based cash bonus plan, and the amounts described in (A), (B) and (E). Additionally, if a named executive officer ceases to be an employee due to death or disability, then the named executive officer would be entitled to the amounts described in (1)(A), (B) and (E) and (2) above, except that the amount described in (2) above would be pro-rated based on the number of weeks during the last fiscal year during which the named executive officer was an employee. Further, if the employment of either of Messrs. Littlefair or Pratt is terminated for cause, we are entitled, at our option, to repurchase all or a portion of our stock owned by him, and if his employment is terminated due to death or disability, then we are required to repurchase all of our stock owned by him (the tables below assume that we do not opt to repurchase any stock owned by Messrs. Littlefair or Pratt upon a for-cause termination). In consideration of the receipt of any severance benefits under an Employment Agreement and as a precondition to their receipt, a named executive officer must execute and deliver, and not revoke, a release in favor of us in the form attached to the Employment Agreements. For purposes of the tables below, such tables assume for all purposes that the amounts described in (1)(A) and (B) above have already been paid to the applicable named executive officer or are $0.

For purposes of the Employment Agreements, (1) “cause” means (A) the named executive officer committing a material act of dishonesty against us, (B) the named executive officer being convicted of a felony involving moral turpitude or (C) the named executive officer committing a material breach of his confidentiality, trade secret, non-solicitation or invention assignment obligations under his Employment Agreement; (2) “good reason” means a named executive officer resigning from his employment after we (A) have materially diminished the named executive officer’s duties, authority, responsibility, annual base salary or annual incentive compensation opportunity, (B) materially breach the Employment Agreement; (C) change the person to whom the named executive officer reports, or (D) change the location of the named executive officer’s principal place of employment; and (3) “change in control” means (A) any “person” (as defined or referred to in Section 3(a)(9) and/or 13(d)(1), et seq. of the Exchange Act and the associated rules of the SEC promulgated thereunder), other than an existing stockholder of the Company as of January 1, 2006, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of our then-outstanding securities, or (B) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the combined voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (C) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (D) individuals who, as of the date of the Employment Agreement, constitute the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s board of directors; provided that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the date of the Employment Agreement whose election, or nomination for election by the stockholders of the Company, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Vesting of PVUs

The terms of the PVUs granted to our named executive officers are subject to the following provisions regarding changes in the employment status of a named executive officer: (i) the PVU award will be forfeited in full if the named executive officer’s employment with the Company is terminated for cause (as defined in his Employment Agreement) or voluntarily by the named executive officer prior to the fourth anniversary of the PVU’s grant date (“Termination Date”); (ii) if the named executive officer’s employment is terminated by the Company without cause (as defined in his Employment Agreement) and the Stock Price Hurdle is subsequently satisfied prior to the Termination Date, the Time-Vested Percentage (as defined in the PVU award agreement) of the PVUs will vest on the date the Stock Price Hurdle is satisfied; (iii) if the named executive officer ceases to be an employee due to death or disability, the Time-Vested Percentage of the PVUs will immediately vest; and (iv) if the Company experiences a “change in control,” as defined in the 2006 Plan, prior to the Termination Date, 100% of the PVUs will vest if the per share consideration received by holders of common stock in connection with such change in control equals or exceeds the Stock Price Hurdle. For purposes of the PVU award agreements, “Time-Vested Percentage” means (1) the quotient of (A) the number of full months that have elapsed from the PVU’s grant date up to the date of the holder’s termination of service, divided by (B) forty-eight, multiplied by (2) one hundred, provided that the Time-Vested Percentage shall never exceed one hundred. In light of the closing price of our common stock on December 31, 2016, the tables below assume that, had a change in control occurred as of such date, the per share consideration received by holders of our common stock in connection with such change in control would not have exceeded the Stock Price Hurdle for the 2014 PVUs which is $16.11.

Vesting of Option and RSU Awards

The terms of the RSU awards granted to our named executive officers provide that all unvested RSUs will be forfeited if the named executive officer’s employment with the Company is terminated by the Company for cause (as defined in his Employment Agreement) or voluntarily by the named executive officer prior to their vesting date, and that all unvested RSUs will vest in full if the named executive officer’s employment is terminated by the Company without cause (as defined in his Employment Agreement) or if the named executive officer ceases to be an employee due to death or disability prior to their vesting date.

Further, if the Company experiences a “change in control,” as defined in the 2006 Plan, then (1) each named executive officer’s option and RSU awards granted before November 2014 that are outstanding on the date that immediately precedes the change in control will immediately vest in full and, if applicable, become fully exercisable on that date, and (2) each named executive officer’s option and RSU awards granted after November 2014 that are outstanding on the date that immediately precedes the change in control will (A) if such awards are not assumed or replaced by the successor company in the change in control, immediately vest in full and, if applicable, become fully exercisable on the date of the change in control, or (B) if such awards are assumed or replaced by the successor company in the change in control but the named executive officer’s employment is terminated by the successor company without cause or by the named executive officer for good reason within 12 months following the change in control (based on the definitions of “cause” and “good reason” contained in his Employment Agreement), immediately vest in full and, if applicable, become fully exercisable on the date of such termination. For purposes of the tables below, (i) no amounts are shown for the vesting of outstanding option awards because all unvested options as of December 31, 2016 had exercise prices that exceeded $2.86 per share, which was the closing price of our common stock on December 30, 2016 and (ii) it is assumed that outstanding awards are assumed or replaced by the successor company in a change in control.

Potential Payments to Each Named Executive Officer

Andrew J. Littlefair

The following table shows the potential cash payments to our President and Chief Executive Officer, Andrew J. Littlefair, had a termination and/or a change in control occurred as of December 31, 2016:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$2,760,059	$2,760,059	$2,760,059	—	—	$4,619,157	$4,619,157	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$19,652	$19,652	$19,652	—	—	$19,652	$19,652	—	—
Vacation Pay	$80,863	$80,863	$80,863	$80,863	$80,863	—	$80,863	$80,863	$80,863	$80,863
Repurchase of Common Stock(1)	—	—	—	—	—	—	—	—	$2,010,560	$2,010,560
PVU Vesting(2)	—	—	—	—	—	—	—	—	$151,930	$151,930
RSU Vesting(3)	—	—	$284,284	$284,284	—	—	$284,284	$284,284	$284,284	$284,284
Total:	$80,863	$2,860,574	$3,144,858	$3,144,858	$80,863	—	$5,003,956	$5,003,956	$2,527,637	$2,527,637

(1)	Assumes a fair market value of $2.86 per share, the closing price of our common stock on December 30, 2016. Mr. Littlefair held 702,993 shares of common stock on December 31, 2016.

(2)	At December 31, 2016, the Time-Vested Percentage of the 2014 PVUs was 70.83%, or 53,123 shares. The amounts in this row were determined by multiplying the 53,123 shares by $2.86, the closing price of our common stock on December 30, 2016.

(3)	At December 31, 2016, Mr. Littlefair held 99,400 RSUs that had not vested, all of which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $2.86, the closing price of our common stock on December 30, 2016.

Robert M. Vreeland

The following table shows the potential cash payments to our Chief Financial Officer, Robert M. Vreeland, had a termination and/or a change in control occurred as of December 31, 2016:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$1,019,375	$1,019,375	$1,019,375	—	—	$1,389,063	$1,389,063	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$6,937	$6,937	$6,937	—	—	$6,937	$6,937	—	—
Vacation Pay	$37,439	$37,439	$37,439	$37,439	$37,439	—	$37,439	$37,439	$37,439	$37,439
RSU Vesting(1)	—	—	$142,428	$142,428	—	—	$142,428	$142,428	$142,428	$142,428
Total:	$37,439	$1,063,751	$1,206,179	$1,206,179	$37,439	—	$1,575,867	$1,575,867	$179,867	$179,867

(1)	At December 31, 2016, Mr. Vreeland held 49,800 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $2.86, the closing price of our common stock on December 30, 2016.

Mitchell W. Pratt

The following table shows the potential cash payments to our Chief Operating Officer and Secretary, Mitchell W. Pratt, had a termination and/or a change in control occurred as of December 31, 2016:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$1,401,693	$1,401,693	$1,401,693	—	—	$1,910,032	$1,910,032	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$14,800	$14,800	$14,800	—	—	$14,800	$14,800	—	—
Vacation Pay	$55,531	$55,531	$55,531	$55,531	$55,531	—	$55,531	$55,531	$55,531	$55,531
Repurchase of Common Stock(1)	—	—	—	—	—	—	—	—	$571,451	$571,451
PVU Vesting(2)	—	—	—	—	—	—	—	—	$96,223	$96,223
RSU Vesting(3)	—	—	$236,808	$236,808	—	—	$236,808	$236,808	$236,808	$236,808
Total:	$55,531	$1,472,024	$1,708,832	$1,708,832	$55,531	—	$2,217,171	$2,217,171	$960,013	$960,013

(1)	Assumes a fair market value of $2.86 per share, the closing price of our common stock on December 30, 2016. Mr. Pratt held 199,808 shares of common stock on December 31, 2016.

(2)	At December 31, 2016, the Time-Vested Percentage of the 2014 PVUs was 70.83%, or 33,644 shares. The amounts in this row were determined by multiplying the 33,644 shares by $2.86, the closing price of our common stock on December 30, 2016.

(3)	At December 31, 2016, Mr. Pratt held 82,800 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $2.86, the closing price of our common stock on December 30, 2016.

Peter J. Grace

The following table shows the potential cash payments to our Senior Vice President, Sales and Finance, Peter J. Grace, had a termination and/or a change in control occurred as of December 31, 2016:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	—	$1,255,806	$1,255,806	$1,255,806	—	—	$1,703,709	$1,703,709	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$13,355	$13,355	$13,355	—	—	$13,355	$13,355	—	—
Vacation Pay	$51,923	$51,923	$51,923	$51,923	$51,923	—	$51,923	$51,923	$51,923	$51,923
PVU Vesting(1)	—	—	—	—	—	—	—	—	$68,369	$68,369
RSU Vesting(2)	—	—	$189,904	$189,904	—	—	$189,904	$189,904	$189,904	$189,904
Total:	$51,923	$1,321,084	$1,510,988	$1,510,988	$51,923	—	$1,958,891	$1,958,891	$310,196	$310,196

(1)	At December 31, 2016, the Time-Vested Percentage of the 2014 PVUs was 70.83%, or 23,905 shares. The amounts in this row were determined by multiplying the 23,905 shares by $2.86, the closing price of our common stock on December 30, 2016.

(2)	At December 31, 2016, Mr. Grace held 66,400 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $2.86, the closing price of our common stock on December 30, 2016.

Barclay F. Corbus

The following table shows the potential cash payments to our Senior Vice President, Strategic Development, Barclay F. Corbus, had a termination and/or a change in control occurred as of December 31, 2016:

Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Without Cause Termination	Failure to Renew Employment Agreement	For-Cause Termination	Change in Control	Voluntary Termination for Good Reason in connection with a Change in Control	Involuntary Without Cause Termination in connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Cash Severance Payment	$0	$1,291,446	$1,291,446	$1,291,446	—	—	$1,759,803	$1,759,803	—	—
Continuation of Medical/Welfare Benefits (present value)	$0	$19,652	$19,652	$19,652	—	—	$19,652	$19,652	—	—
Vacation Pay	$51,163	$51,163	$51,163	$51,163	$51,163	—	$51,163	$51,163	$51,163	$51,163
PVU Vesting(1)	$0	$0	$0	—	—	—	—	—	$75,965	$75,965
RSU Vesting(2)	$0	$0	$189,446	$189,446	—	—	$189,446	$189,446	$189,446	$189,446
Total:	$51,163	$1,362,261	$1,551,707	$1,551,707	$51,163	—	$2,020,064	$2,020,064	$316,574	$316,574

(1)	At December 31, 2016, the Time-Vested Percentage of the 2014 PVUs was 70.83%, or 26,561 shares. The amounts in this row were determined by multiplying the 26,561 shares by $2.86, the closing price of our common stock on December 30, 2016.

(2)	At December 31, 2016, Mr. Corbus held 66,240 RSUs that had not vested, all which were granted after November 2014. The amounts in this row were determined by multiplying the unvested RSUs by $2.86, the closing price of our common stock on December 30, 2016.

Risks Related to Compensation Policies and Practices

The compensation committee has considered and regularly monitors whether our overall compensation program creates incentives for employees to take excessive or unreasonable risks that could materially harm our Company. Although risk-taking is a necessary part of building any business, the compensation committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and its stockholders and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. Although a portion of our executive compensation plan is performance-based, which could motivate risk-taking, we do not believe that our compensation structure encourages excessive or unnecessary risk-taking. We believe our approach to goal-setting, mix of types of compensation, payouts at multiple levels of performance, evaluation of performance results and allowance for compensation committee discretion in determining award types and levels assist in mitigating such risks, as follows:

●	Our compensation structure includes a combination of compensation vehicles, including a competitive base salary and benefits generally available to our employees, equity awards to incentivize long-term performance and align the interests of our employees with those of our stockholders, annual cash bonuses to reward executives for achieving Company objectives, and change in control and post-termination severance benefits to encourage retention of our key executives.

●	To discourage excessive or unnecessary risk-taking, for 2016, payouts to each named executive officer under our performance-based cash bonus plan were based on three distinct performance metrics with equal weighting, as follows: 33% was based on the volume of GGEs of natural gas delivered by us, 33% was based on our adjusted EBITDA, and 33% was based on the achievement of certain specified strategic initiatives. Additionally, the compensation committee retains the discretion to increase or decrease payouts under this bonus plan as it deems appropriate.

●	To help mitigate risks of overpayment due to fraudulent, intentional or grossly negligent errors, our Clawback Policy permits us, under certain circumstances, to recover certain cash compensation in the event of a restatement of our financial statements or excess payments of performance-based compensation in the event of a restatement or other adjustment of the performance measures upon which such payments are based.

We further believe that our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing our Company to a harmful long-term business transaction in exchange for a short-term compensation benefit.

Equity Incentive Plans

The Company currently maintains three equity incentive plans: the 2006 Plan, the 2016 Plan and the ESPP, each of which is described below.

2006 Plan

Our 2006 Plan was initially adopted by our Board and approved by our stockholders in December 2006. Upon the approval by our stockholders of the 2016 Plan in May 2016, the share reserve that was then available for grant under the 2006 Plan was cancelled and all grants of awards since then have been made under the 2016 Plan. If any outstanding award under the 2006 Plan expires or is cancelled, the shares allocable to the unexercised or unsettled portion of that award will be added to the share reserve under the 2016 Plan and will be available for grant under the 2016 Plan. The terms of the 2016 Plan are described under “2016 Plan” below.

Share Limit

No participant in the 2006 Plan can receive option grants, stock appreciation rights or stock awards for more than 2,000,000 shares total in any calendar year, or for more than 4,000,000 shares total in connection with the participant’s initial service.

Administration

The 2006 Plan is to be administered by our Board or the compensation committee of the Board. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the administrator of the plan will consist of two or more outside directors within the meaning of Section 162(m). The administrator has the authority, in its sole discretion:

●	To select the recipients to whom options, stock awards, stock appreciation rights and cash awards may, from time to time, be granted under the 2006 Plan,

●	To determine whether and to what extent options, stock awards, stock appreciation rights and cash awards are granted under the 2006 Plan,

●	To determine the number of shares that are covered by options, stock awards, and stock appreciation rights and the terms of the related agreements,

●	To determine the terms and conditions of any options, stock awards and stock appreciation rights, including exercise price, the method of payment of the exercise price, term, vesting and whether an option is a non-statutory stock option or an incentive stock option, and

●	To construe and interpret the terms of the 2006 Plan and agreements and other documentation related to the 2006 Plan.

Eligibility

The 2006 Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights and cash awards. Incentive stock options may be granted only to employees. Non-statutory stock options and other stock based awards may be granted to employees, non-employee directors, advisors and consultants.

Vesting

Although the 2006 Plan provides the administrator with the discretion to determine the vesting schedule, options (other than the initial option grants) and stock awards (other than initial stock awards) granted under the 2006 Plan generally vest over three years, at a rate of 34%, 33%, and 33% per year, respectively, if the grantee is then in service to the Company.

Adjustments Upon Change in Control

The 2006 Plan provides that in the event of a “change in control,” as defined in the 2006 Plan, all awards outstanding on the date that immediately precedes the change in control will become immediately exercisable on that date, unless otherwise expressly provided in the award agreement.

Amendment and Termination

The 2006 Plan terminates 10 years after its initial adoption, unless earlier terminated by the Board. The Board or the compensation committee may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

U.S. Tax Consequences Relating to the 2006 Plan

The federal tax rules applicable to awards under the 2006 Plan under the Code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock option grants under the 2006 Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options governed by Section 83 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and a deduction is not taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

Section 409A of the Code affects taxation of awards to employees, but does not affect our ability to deduct deferred compensation. Section 409A does not apply to incentive stock options, non-qualified stock options (that are not discounted), and restricted stock, provided that there is no deferral of income beyond the vesting date. Section 409A also does not cover stock appreciation rights if the stock appreciation rights are issued by a public company on its traded stock, the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock, and there are not any features that defer the recognition of income beyond the exercise date. It is the Company’s intent that all awards granted under the 2006 Plan comply with Section 409A of the Code.

As described above, awards granted under the 2006 Plan may qualify as “performance-based compensation” under Section 162(m). To qualify, options and other awards must be granted under the 2006 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the 2006 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock settled stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2006 Plan, as established and certified by a committee consisting solely of two or more “outside directors.”

2016 Plan

The 2016 Plan was adopted by our Board in February 2016 and approved by our stockholders in May 2016. Under the 2016 Plan, at December 31, 2016, 6,376,207 shares of common stock were authorized for issuance and 5,985,020 shares were available for grants of future awards.

Authorized Shares; Limits on Awards.

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2016 Plan equals the sum of: (1) 6,050,000 shares, plus (2) the number of any shares subject to stock options granted under our predecessor equity incentive plans and outstanding as of the date of adoption of the 2016 Plan and that expire, or for any reason are cancelled or terminated, after such date without being exercised, plus (3) the number of any shares subject to restricted stock and restricted stock unit awards granted under our predecessor equity incentive plans that are outstanding and unvested as of the date of adoption of the 2016 Plan and that are forfeited, terminated, cancelled, or otherwise reacquired after such date without having become vested (such total number of shares, the “Share Limit”). As of April 4, 2017, approximately 12,675,556 shares were subject to awards then outstanding under our predecessor equity incentive plans. As noted above, no additional awards have been or will be granted under the 2006 Plan following the date of adoption of the 2016 Plan.

Shares issued in respect of any “full-value” award granted under the 2016 Plan will be counted against the Share Limit as 1.5 shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2016 Plan, 150 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value” award generally means any award granted under the 2016 Plan other than a stock option or SAR.

The following other limits are also contained in the 2016 Plan:

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 6,050,000 shares;

●	The maximum number of shares subject to those options and SARs that are granted under the plan during any one calendar year to any one individual is 2,000,000 shares;

●	The maximum number of shares subject to all awards that are granted under the plan during any one calendar year to any one individual is 2,000,000 shares;

●	The maximum grant date fair value for awards granted to a non-employee director under the 2016 Plan during any one calendar year is $400,000, except that this limit will be $600,000 as to (1) a non-employee independent director who is serving as the Chairman of the Board or the lead independent director (if there is one) at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group; and

●	The maximum number of shares subject to awards granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”) granted during any one calendar year to any one participant (including Qualified Performance-Based Awards payable in shares and Qualified Performance-Based Awards payable in cash upon or following vesting of the award where the amount of such payment is determined with reference to the fair market value of a share at such time) is 2,000,000 shares (counting such shares on a one-for-one basis for this purpose). The maximum amount that may be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (other than the cash awards referred to in the preceding sentence) and granted to that participant in any one calendar year is $3,000,000.

For purposes of determining the Share Limit, the 2016 Plan provides as follows:

●	Except as described below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2016 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2016 Plan;

●	Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2016 Plan (whether a stock option, SAR or other “full-value” award), as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any award (whether a stock option, SAR or other “full-value” award), will be counted against the Share Limit and will not be available for subsequent awards under the 2016 Plan;

●	Any shares repurchased with the proceeds of any option exercise price shall not be available for awards under the 2016 Plan;

●	To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2016 Plan, the number of underlying shares as to which the exercise related will be counted against the Share Limit (for purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be charged against the Share Limit with respect to such exercise);

●	Shares that are exchanged by a participant or withheld by the Company after the date of adoption of the 2016 Plan as full or partial payment in connection with any award granted under our predecessor equity incentive plans, as well as any shares exchanged by a participant or withheld by the Company after the date of adoption of the 2016 Plan to satisfy the tax withholding obligations related to any award granted under our predecessor equity incentive plans, will not be available for new awards under the 2016 Plan;

●	To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2016 Plan;

●	In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the Share Limit (for purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the “full-value” award premium counting rules) will be counted against the Share Limit);

●	Except as otherwise provided by the administrator of the 2016 Plan, shares delivered in respect of dividend equivalent rights will not count against any individual award limit under the 2016 Plan other than the aggregate Share Limit;

●	Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2016 Plan; and

●	The Company may not increase the applicable share limits of the 2016 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Administration

Our Board has delegated general administrative authority for the 2016 Plan to the compensation committee. The committee may delegate some or all of its authority with respect to the 2016 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company.

The administrator has broad authority under the 2016 Plan, including, without limitation, the authority:

●	To select eligible participants and determine the type(s) of award(s) that they are to receive;

●	To grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

●	Subject to the minimum vesting requirements set forth below, to determine any applicable vesting and exercise conditions for awards (including any applicable performance-based vesting or exercisability conditions), and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

●	To cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

●	Subject to the other provisions of the 2016 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

●	To determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2016 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize, or any other form permitted by law;

●	To modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

●	To approve the form of any award agreements used under the 2016 Plan; and

●	To construe and interpret the 2016 Plan, make rules for the administration of the 2016 Plan, and make all other determinations necessary or advisable for the administration of the 2016 Plan.

Eligibility

Persons eligible to receive awards under the 2016 Plan include officers or other employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of December 31, 2016, 832 officers and other employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s eight non-employee directors, are considered eligible under the 2016 Plan.

Vesting

All awards granted under the 2016 Plan are subject to a minimum vesting requirement of one year and no portion of any award may vest earlier than the first anniversary of the grant date of the award. This minimum vesting requirement does not apply to 5% of the total number of shares under the 2016 Plan and does not limit or restrict the administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate. Although the 2016 Plan provides the administrator with the discretion to determine vesting conditions, we expect that options (other than the initial option grants) and stock awards (other than initial stock awards) granted under the 2016 Plan will generally vest over three years, at a rate of 34%, 33%, and 33% per year, respectively, if the grantee is then in service to the Company.

Assumption or Adjustments Upon Change in Control

If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2016 Plan will not automatically become fully vested pursuant to the provisions of the 2016 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2016 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the administrator may provide for in an applicable award agreement (such as for awards subject to performance-based vesting requirements). The administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2016 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.

Amendment and Termination

The Board may amend or terminate the 2016 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2016 Plan will terminate on February 15, 2026. Outstanding awards, as well as the administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences Relating to the 2016 Plan

The U.S. federal income tax consequences of the 2016 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2016 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to a deduction, and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2016 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

Employee Stock Purchase Plan

The ESPP was adopted by the Board in February 2013 and approved by our stockholders in May 2013. Under the ESPP, eligible employees may authorize payroll deductions of eligible compensation for the purchase of common stock during each purchase period.

Administration

The compensation committee serves as the administrator of the ESPP, and as such has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the ESPP.

Shares Available Under the ESPP

A total of 2,500,000 shares of common stock are authorized for purchase over the term of the ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event.

Offering Periods

The ESPP is implemented through two offering periods per calendar year, with each offering period lasting six months. The administrator of the ESPP may alter the duration of future offering periods in advance without stockholder approval. Each participant is granted a separate purchase right to purchase shares of common stock for each offering period in which he or she participates. Purchase rights under the ESPP are granted on the start date of each offering period in which the participant participates and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Eligibility

Except as described in this paragraph with respect to certain foreign employees, all employees of the Company and its subsidiaries are eligible to participate in the ESPP, except that the ESPP administrator may exclude from an offering period any individual who is regularly expected to work less than twenty hours per week or less than five months per calendar year in the employ of the Company or any subsidiary, or has not been employed for such continuous period as the ESPP administrator may require (not to exceed two years). An eligible employee may only join an offering period on the start date of that period. Subsidiaries include any subsidiary corporation of the Company, whether now existing or hereafter organized, which elects, with the approval of the ESPP administrator, to extend the benefits of the ESPP to their eligible employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code) are ineligible to participate in the ESPP if his or her participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the ESPP or an offering to violate Section 423 of the Code.

Purchase Provisions

Each participant in the ESPP may authorize periodic payroll deductions that may not exceed the lesser of (i) 10% of his or her compensation, which is defined in the ESPP to include his or her regular base salary in effect at the beginning of the offering period, exclusive of any payments for overtime, bonuses, annual awards, other incentive payments, reimbursements of expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, or contributions (other than contributions under a 401(k) or cafeteria plan) and (ii) such lesser amount determined by the administrator of the ESPP per offering period. A participant may increase or reduce his or her rate of payroll deductions during an offering period. On the last day of each offering period, the accumulated payroll deductions of each participant are automatically applied to the purchase of shares of common stock at the purchase price in effect for that period.

Purchase Price

The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period is equal to 85% of the fair market value per share of the common stock on the last day of the offering period.

Valuation

The fair market value of the common stock on a given date is the closing sales price of the common stock on the NASDAQ Global Select Market as of such date.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following limitations:

●	No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

●	No purchase right granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such purchase right is granted) for each calendar year.

Termination of Purchase Rights

A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are refunded. A participant may withdraw from an offering period by giving advance notice prior to the end of that period and his or her accumulated payroll for the offering period in which withdrawal occurs shall be refunded.

Assignability

The purchase rights are not assignable or transferable (other than by will or the laws of descent and distribution) and are exercisable only by the participant.

Corporate Transaction

In the event of the proposed dissolution or liquidation of the Company, the then-current offering period will terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise provided by the ESPP administrator. In the event of “corporate transaction,” as defined in the ESPP, during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the ESPP administrator determines, in its sole discretion, to shorten the offering period then in-effect to a new purchase date. If the ESPP administrator shortens the offering period then in progress to a new purchase date, the ESPP administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) the Company will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the ESPP administrator that is equal to the difference in the fair market value of the shares of common stock covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number of securities issuable under the ESPP, including the maximum number of securities issuable per participant on any one purchase date and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Amendment and Termination

The administrator of the ESPP may at any time terminate or amend the ESPP. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law), the Company shall obtain stockholder approval in such a manner and to such a degree as may be required. The ESPP will terminate upon the earlier to occur of (i) 10 years following the date of the original adoption of the ESPP or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

U.S. Tax Consequences Relating to the ESPP

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or exercise of an outstanding purchase right.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of his or her death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price and (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Securities Authorized for Issuance Under Equity Incentive Plans

The following table summarizes information about compensation plans under which our equity securities are authorized for issuance as of December 31, 2016:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	13,667,663	(1)	$11.25	(2)	8,285,136	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	13,667,663		$11.25		8,285,136

(1)	Of these shares, 11,459,296 were subject to options then outstanding under the 2006 Plan and 1,817,179 were subject to RSUs then outstanding under the 2006 Plan. The Company’s authority to grant new awards under the 2006 Plan terminated effective upon the adoption of the 2016 Plan in May 2016.

This total includes 429,000 shares subject to performance-based vesting requirements based on achieving the maximum level of performance. The actual number of shares to be issued with respect to these performance-based awards will vary depending on the applicable level of performance achieved, with such number ranging from zero to the maximum level indicated.

(2)	This weighted-average exercise price does not reflect 2,199,867 shares that will be issued upon the settlement of outstanding RSUs.

(3)	Represents (a) 5,985,020 shares available for future issuance under the 2016 Plan, and (b) 2,300,116 shares available for future issuance under the ESPP, excluding 47,495 shares that were subject to purchase under the ESPP during the purchase period ended December 31, 2016. Shares available under the 2016 Plan may be used for any type of award authorized in that plan, as described under “2016 Plan” above.

DIRECTOR COMPENSATION

Overview

We use cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board. In setting non-employee director compensation, we consider the significant amount of time that our directors spend in fulfilling their duties to our Company, as well as the level of experience and skills required of the members of the Board. We have also awarded compensation to individual non-employee directors in recognition of outstanding service or efforts on the Company’s behalf. Further, in setting director compensation, our compensation committee considers that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes charitable or political contributions to organizations with which a director is affiliated or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which a director is affiliated. Directors who are our employees receive no additional compensation for their services as directors.

In November 2016, the compensation committee conducted a review of our non-employee director compensation. In the course of such review, the committee considered, among other things, a comparative market analysis prepared for the committee by Semler Brossy. As a result of such review, the committee approved a new non-employee director compensation program as described below, to be effective beginning with 2017 compensation.

Cash

Prior to November 2016, we paid the following cash compensation to our non-employee directors:

●	Except for Messrs. Mitchell and Miller, all of our non-employee directors were paid $60,000 per year;

●	In recognition of the additional responsibilities of Mr. Miller, Chair of the audit committee, and Mr. Mitchell, Chairman of the Board, Mr. Miller was paid $70,000 per year and Mr. Mitchell was paid $120,000 per year, except that in February 2015 Mr. Mitchell voluntarily elected to reduce his annual cash compensation to $108,000.

In November 2016, our compensation committee determined that our non-employee directors should receive the following cash compensation, beginning with 2017 compensation:

●	All of our non-employee directors receive base cash compensation of $60,000 per year;

●	Audit committee members, other than the Chairman of such committee, receive an additional $2,500 in cash compensation per year in recognition of their additional responsibilities;

●	The Chairman of the audit committee receives an additional $10,000 per year in recognition of his additional responsibilities; and

●	The Chairman of the Board receives an additional $60,000 per year in recognition of his additional responsibilities.

Equity Incentives

Prior to November 2016, from time to time and typically on an annual basis, the compensation committee approved equity awards to non-employee directors; provided that the determination as to which directors received awards, as well as the timing and the amount of any such awards, was discretionary.

In November 2016, our compensation committee determined that, beginning with 2017 compensation, all non-employee directors will receive, on the date of the Company’s annual meeting of stockholders, annual RSU awards in an amount to achieve a value of $100,000 on the grant date, all of which will be fully vested upon grant. See the Director Compensation Table below for information about the outstanding stock and option awards held by our directors as of December 31, 2016.

Director Compensation Table

The following table summarizes the compensation we paid to directors who are not employees of our Company for 2016:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Warren I. Mitchell, Chairman(3)	109,000	100,003	209,003
John S. Herrington(4)	60,000	100,003	160,003
James C. Miller III(5)	70,000	100,003	170,003
T. Boone Pickens(6)	60,000	100,003	160,003
Kenneth M. Socha(7)	60,000	100,003	160,003
Vincent C. Taormina(8)	60,000	100,003	160,003
James E. O’Connor(9)	60,000	100,003	160,003
Stephen A. Scully(10)	60,000	100,003	160,003

(1)	Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of the Company is shown in the Summary Compensation Table above.

(2)	On November 14, 2016, each of our non-employee directors was granted an RSU award for 27,625 shares of common stock. The amounts shown in this column reflect the grant date fair value of these RSU awards calculated in accordance with FASB ASC 718. For a discussion regarding the valuation model and assumptions used to calculate the fair value of these awards, see note 12 to the consolidated financial statements included in the Annual Report.

(3)	As of December 31, 2016, Mr. Mitchell had fully vested and outstanding options to purchase the following: 72,500 shares at an exercise price of $12.00; 25,000 shares at an exercise price of $15.27; 25,977 shares at an exercise price of $5.09; 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Mitchell had an outstanding unvested RSU award for 27,625 shares.

(4)	As of December 31, 2016, Mr. Herrington had fully vested and outstanding options to purchase the following: 80,000 shares at an exercise price of $12.00; 25,000 shares at an exercise price of $15.27; 25,977 shares at an exercise price of $5.09; 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Herrington had an outstanding unvested RSU award for 27,625 shares.

(5)	As of December 31, 2016, Mr. Miller had fully vested and outstanding options to purchase the following: 8,250 shares at an exercise price of $15.27; 17,145 shares at an exercise price of $5.09; 12,961 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Miller had an outstanding unvested RSU award for 27,625 shares.

(6)	As of December 31, 2016, Mr. Pickens had fully vested and outstanding options to purchase the following: 113,897 shares at an exercise price of $5.09; 86,103 shares at an exercise price of $6.33; 400,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Pickens had an outstanding unvested RSU award for 27,625 shares.

(7)	As of December 31, 2016, Mr. Socha had fully vested and outstanding options to purchase the following: 10,000 shares at an exercise price of $5.09; 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Socha had an outstanding unvested RSU award for 27,625 shares.

(8)	As of December 31, 2016, Mr. Taormina had fully vested and outstanding options to purchase the following: 25,000 shares at an exercise price of $14.43; 25,977 shares at an exercise price of $5.09; 19,638 shares at an exercise price of $6.33; 20,000 shares at an exercise price of $14.06; 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Taormina had an outstanding unvested RSU award for 27,625 shares.

(9)	As of December 31, 2016, Mr. O’Connor had fully vested and outstanding options to purchase the following: 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. O’Connor had an outstanding unvested RSU award for 27,625 shares.

(10)	As of December 31, 2016, Mr. Scully had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $11.93; and 20,000 shares at an exercise price of $5.54. As of December 31, 2016, Mr. Scully had an outstanding unvested RSU award for 27,625 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2016 Related Party Transactions

Except as described below, since January 1, 2016, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or were a participant, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than five percent of our common stock or any immediate family member of any of the foregoing had, or will have, a direct or indirect material interest. This does not include employment compensation or compensation for Board service, which are described elsewhere in this Proxy Statement.

Our audit committee charter requires that all related party transactions, as defined in Item 404(a) of Regulation S-K promulgated by the SEC, be reviewed and approved by our audit committee, in accordance with NASDAQ Marketplace Rule 5630. When evaluating such transactions, our audit committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arm’s-length basis from an unaffiliated third party. The policies and procedures for approving related party transactions are set forth in our audit committee charter, which was adopted in September 2006 and revised in December 2016. The Sublease, Sublease Amendment and the Note Repurchase, each as defined and described below, were reviewed and approved by the audit committee due to the involvement of one of our directors, Mr. Boone Pickens.

In November 2014, we entered into a sublease with Mr. Pickens (“Sublease”), pursuant to which we occupy, as the sublessee under the Sublease, 3,769 square feet of office space located in Dallas, Texas and leased by Mr. Pickens. The Sublease terminates in November 2019 and provides that we will pay the following approximate amounts for rent, operating expenses and electric utilities in each remaining year of such term: $142,000 until November 2017; $145,000 from November 2017 to November 2018 and $147,000 from November 2018 to November 2019. In May 2016, we agreed to sublease an additional 3,162 square feet of adjacent space from Mr. Pickens (the “Sublease Amendment”). We pay approximately $99,000 per year for rent, operating expenses and electric utilities for the space subject to the Sublease Amendment.

In February 2017, we signed and closed a negotiated note repurchase agreement with Mr. Pickens, pursuant to which we purchased from Mr. Pickens the 7.5% Convertible Note due July 2018 having an outstanding principal amount of $25.0 million we previously issued and that was held by Mr. Pickens (the “Note”). We paid to Mr. Pickens a cash purchase price of $21.75 million for the Note, reflecting a 13% discount on the outstanding principal amount of the Note (the “Note Repurchase”). We offered to purchase the other outstanding 7.5% Convertible Notes due July 2018, which have an aggregate outstanding principal amount of $25.0 million, from the holders of such notes on the same terms and for the same purchase price, but such holders declined to participate in the note repurchase transaction.

AUDIT COMMITTEE REPORT

The audit committee is responsible for overseeing our accounting, auditing and financial reporting practices on behalf of the Board. Management is responsible for the preparation and presentation of our consolidated financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on our consolidated financial statements and an opinion on our internal control over financial reporting.

In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements included in the Annual Report. The audit committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees.”

Additionally, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding KPMG LLP’s communication with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in the Annual Report.

Audit Committee:
James C. Miller III, Chairman
John S. Herrington
Stephen A. Scully
Vincent C. Taormina

        This audit committee report shall not be deemed to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card for the Annual Meeting to vote the shares that it represents at the Annual Meeting in accordance with their judgment.

For further information about Clean Energy Fuels Corp., please refer to our Annual Report, which accompanies this Proxy Statement. Our Annual Report was filed with the SEC on March 7, 2017, and is publicly available on our website at http://investors.cleanenergyfuels.com/SEC.cfm. You may also obtain a copy by sending a written request to the attention of Investor Relations at the address of our principal executive offices.

By order of the Board,

MITCHELL W. PRATT
Corporate Secretary

CLEAN ENERGY FUELS CORP. 4675 MACARTHUR COURT, SUITE 800 NEWPORT BEACH, CA 92660

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CLNE

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E25535-P88583	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEAN ENERGY FUELS CORP.					For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the director nominees in proposal 1.					All	All	Except

1.	Election of Directors				☐	☐	☐

Nominees:

	01)	Andrew J. Littlefair	06)	T. Boone Pickens
	02)	Warren I. Mitchell	07)	Stephen A. Scully
	03)	John S. Herrington	08)	Kenneth M. Socha
	04)	James C. Miller III	09)	Vincent C. Taormina
	05)	James E. O’Connor

The Board of Directors recommends you vote FOR proposals 2 and 3.										For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.									☐	☐	☐

3.	Approval, on an advisory, non-binding basis, of our executive compensation.									☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 4.									1 Year	2 Years	3 Years	Abstain

4.	Approval, on an advisory, non-binding basis, of the frequency with which stockholders will vote on our executive compensation (once every one, two or three years).								☐	☐	☐	☐

NOTE: To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Please indicate if you plan to attend this meeting.					☐	☐

					Yes	No

Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25536-P88583

2017 Proxy - Clean Energy Fuels Corp. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Warren I. Mitchell and Andrew J. Littlefair, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Clean Energy Fuels Corp. to be held on Wednesday, May 24, 2017 at 9:00 a.m. PDT, or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “1 YEAR” FOR PROPOSAL 4, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

Thank You For Voting

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

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